UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.	)

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CREE, INC.
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_________________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
_________________________________________________________________

To the Shareholders of Cree, Inc.:

The 2015 Annual Meeting of Shareholders of Cree, Inc. will be held at Bay 7, on the American Tobacco Campus at 318 Blackwell Street, Durham, North Carolina 27701, on Tuesday, October 27, 2015, at 10:00 a.m. local time, to consider and vote upon the following matters and to transact such other business as may be properly brought before the meeting:

•	Proposal No. 1—Election of nine directors

•	Proposal No. 2—Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending June 26, 2016

•	Proposal No. 3—Advisory (nonbinding) vote to approve executive compensation
All shareholders are invited to attend the meeting in person. Only shareholders of record at the close of business on August 26, 2015 are entitled to notice of and to vote at the meeting.
By order of the Board of Directors,

Bradley D. Kohn
Secretary
Durham, North Carolina
September 8, 2015

PLEASE NOTE:

We are primarily providing access to our proxy materials over the Internet pursuant to the Securities and Exchange Commission’s “notice and access” rules. Beginning on or about September 14, 2015, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials, which will indicate how to access our 2015 Proxy Statement and 2015 Annual Report on the Internet. The Notice also includes instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.
Whether or not you plan to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your Notice or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: (1) over the Internet, by accessing the website address www.proxyvote.com; (2) by telephone, by calling the toll-free telephone number 1-800-690-6903; or (3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope.

CREE, INC.
____________________
PROXY STATEMENT
____________________

2015 PROXY SUMMARY

This summary highlights information contained in this proxy statement. The summary does not contain all of the information that you should consider; please read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders	•	Place: Bay 7, on the American Tobacco Campus at 318 Blackwell Street, Durham, North Carolina 27701
	•	Parking: Bay 7 is equidistant from the North and South Parking Decks accessible from Julian Carr Street: www.americantobaccohistoricdistrict.com/parking.
	•	Date and time: Tuesday, October 27, 2015, at 10:00 a.m.
	•	Record Date: August 26, 2015
	•	Approximate Date of Availability of Proxy Materials: September 14, 2015
•
Voting: Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to vote for each director nominee and to one vote for each of the other proposals to be voted on.

Voting matters and Board recommendations	•	Election of nine directors (FOR THE NOMINEES)
	•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 26, 2016 (FOR)
	•	Advisory (nonbinding) vote to approve executive compensation (FOR)

Board nominees	•	Charles M. Swoboda. Cree, Inc. Chairman, President and Chief Executive Officer. Cree Director since 1999.
	•	Clyde R. Hosein. Executive Vice President and Chief Financial Officer of RingCentral, Inc. Cree Director since 2005.
	•	Robert A. Ingram. General Partner in Hatteras Venture Partners. Cree Director since 2008.
	•	C. Howard Nye. Chairman, Chief Executive Officer and President of Martin Marietta Materials, Inc.
	•	Franco Plastina. Cree, Inc. Interim Executive Vice President–Power & RF. Cree Director since 2007.
	•	John B. Replogle. Chief Executive Officer and President of Seventh Generation, Inc. Cree Director since 2014.
	•	Robert L. Tillman. Former Chairman, President and Chief Executive Officer of Lowe’s Companies, Inc. Cree Director since 2010.
	•	Thomas H. Werner. Chief Executive Officer and Director of SunPower Corporation. Cree Director since 2006.
	•	Anne C. Whitaker. Executive Vice President and Company Group Chairman of Valeant Pharmaceuticals International, Inc. Cree Director since 2013.

Executive officers	•	Charles M. Swoboda, Chairman, President and Chief Executive Officer
	•	Michael E. McDevitt, Executive Vice President and Chief Financial Officer
	•	Norbert W. G. Hiller, Executive Vice President–Lighting
	•	Franco Plastina, Interim Executive Vice President–Power & RF

Independent auditors	Although not required, we ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as our auditors for our fiscal year ending June 26, 2016. Our Board of Directors recommends a FOR vote.

Advisory (nonbinding) vote to approve executive compensation	Annually, our shareholders consider and vote on the compensation of our named executive officers on an advisory (nonbinding) basis. Our Board of Directors recommends a FOR vote.

MEETING INFORMATION

The Board of Directors of Cree, Inc. (“Cree” or the “Company”) is asking for your proxy for use at the 2015 Annual Meeting of Shareholders and any adjournments of the meeting. The meeting will be held at Bay 7, on the American Tobacco Campus at 318 Blackwell Street, Durham, North Carolina 27701, on Tuesday, October 27, 2015, at 10:00 a.m. local time, to conduct the following business and such other business as may be properly brought before the meeting: (1) election of the nine directors listed in this proxy statement; (2) ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 26, 2016; and (3) advisory (nonbinding) vote to approve executive compensation.

The Board of Directors recommends that you vote FOR the election of the director nominees listed in this proxy statement, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 26, 2016, and FOR the advisory (nonbinding) vote to approve executive compensation.

Beginning on or about September 14, 2015, proxy materials for the annual meeting, including this proxy statement and our 2015 Annual Report, are being made available to shareholders entitled to vote at the annual meeting. The Annual Report is not part of our proxy soliciting materials.

Important Notice Regarding the Availability of Proxy Materials
For the Shareholder Meeting to Be Held on October 27, 2015:

The Annual Report and proxy statement will be available on the Internet at
www.cree.com/annualmeeting.

Pursuant to the Securities and Exchange Commission’s “Notice and Access” rules, we are furnishing proxy materials to our shareholders primarily via the Internet. Beginning on or about September 14, 2015, we intend to mail to our shareholders a Notice of Internet Availability of Proxy Materials, or Notice, containing instructions on how to access our proxy materials on the Internet, including our proxy statement and our Annual Report. The Notice also instructs you on how you can vote using the Internet and by telephone. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet or by telephone, or have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting, and conserve natural resources. If, however, you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

VOTING PROCEDURES
Who Can Vote
Only shareholders of record of the Company at the close of business on August 26, 2015 are entitled to vote at the meeting and any adjournments of the meeting. At that time, there were 103,044,743 shares of the Company’s common stock outstanding, each of which is entitled to one vote on each matter submitted to a vote at the meeting.
How You Can Vote
You may vote shares by proxy or in person using one of the following methods:

•
Voting by Internet. You can vote over the Internet by following the directions on your Notice to access the website address at www.proxyvote.com. The deadline for voting over the Internet is Monday, October 26, 2015 at 11:59 p.m. Eastern time.

•	Voting by Telephone. You can vote by calling the toll-free telephone number at 1-800-690-6903. The deadline for voting by telephone is Monday, October 26, 2015 at 11:59 p.m. Eastern time.

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Voting by Mail. If you requested printed proxy materials, you can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Monday, October 26, 2015.

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Voting in Person. You can vote in person at the meeting if you are the record owner of the shares to be voted. You can also vote in person at the meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner. If a broker, bank, custodian or other nominee holds your shares, to vote in person at the meeting you must present a letter or other proxy appointment, signed on behalf of the broker or nominee, granting you authority to vote the shares.

How You Can Revoke Your Proxy and Change Your Vote
You can revoke your proxy and change your vote by (1) attending the meeting and voting in person; (2) delivering written notice of revocation of your proxy to the Secretary at any time before voting is closed; (3) timely submitting new voting instructions by telephone or over the Internet as described above; or (4) if you requested printed proxy materials, timely submitting a signed proxy card bearing a later date.
How Your Proxy Will Be Voted
If you timely submit your proxy over the Internet, by telephone, or by proxy card as described above and have not revoked it, your shares will be voted or withheld from voting in accordance with the voting instructions you gave. If you timely submit your proxy as described above without giving voting instructions, your shares will be voted FOR the election of the director nominees listed in this proxy statement, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 26, 2016, and FOR the advisory (nonbinding) vote to approve executive compensation.
How You Can Vote Shares Held by a Broker or Other Nominee
If a broker, bank, custodian or other nominee holds your shares, you may have received a notice or voting instruction form from them. Please follow the directions that your broker, bank, custodian or other nominee provides or contact the firm to determine the voting methods available to you. Brokers are no longer permitted to vote in the election of directors (and many other matters, including Proposal 3) if the broker has not received instructions from the beneficial owner of shares. It is particularly important, if you are a beneficial owner, that you instruct your broker how you wish to vote your shares because brokers will have discretionary voting authority only with respect to Proposal 2 if you do not instruct your broker how you wish to vote your shares.

Quorum Required
A quorum must be present at the meeting before business can be conducted. A quorum will be present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting. Shares represented by a proxy with instructions to withhold authority to vote or to abstain from voting on any matter will be considered present for purposes of determining the existence of a quorum. Shares represented by a proxy as to which a broker, bank, custodian or other nominee has indicated that it does not have discretionary authority to vote on certain matters (sometimes referred to as “broker non-votes”) will also be considered present for purposes of determining the existence of a quorum.
Vote Required

•
Proposal 1 (Election of Directors). Directors will be elected by a plurality of the votes cast. The nominees who receive the most votes will be elected to fill the available positions. Shareholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes.

As set forth in the Corporate Governance Principles adopted by the Board of Directors, except in cases when there are more nominees than available seats, if a nominee elected to the Board by plurality vote received a number of “withhold” votes that is greater than 50% of all votes cast with respect to that nominee, the nominee shall tender the nominee’s resignation from the Board in writing to the Chairman prior to the first regular meeting of the Board that follows the meeting of shareholders at which the election was held and any meeting of the Board held in connection with it. The resignation will be effective if and when it is accepted by the Board. Promptly after the Board reaches a decision, the Company will publicly disclose the action taken by the Board regarding the director’s tendered resignation.

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Proposal 2 (Ratification of Appointment of Auditors). The proposed ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2016 will be approved if the votes cast for approval exceed the votes cast against approval. Although shareholder ratification of the appointment is not required by law or the Company’s Bylaws, the Audit Committee has determined that, as a matter of corporate governance, the selection of independent auditors should be submitted to the shareholders for ratification. If the appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the votes cast at the 2015 Annual Meeting, the Audit Committee will consider the appointment of other independent auditors for subsequent fiscal years. Even if the appointment is ratified, the Audit Committee may change the appointment at any time during the year if it determines that the change would be in the Company’s best interest and the best interests of the shareholders.

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Proposal 3 (Advisory (Nonbinding) Vote to Approve Executive Compensation). With respect to the advisory (nonbinding) vote to approve executive compensation, the executive compensation will be approved if the votes cast for approval exceed the votes cast against approval. Because your vote to approve executive compensation is advisory, it will not be binding upon the Board of Directors, it will not overrule any decision by the Board, and it will not create or imply any additional fiduciary duties on the Board or any member of the Board. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Nominees for Election as Directors
Eight of the persons nominated for election to the Board of Directors at the annual meeting are currently serving as directors of the Company. Alan J. Ruud, who has served on the Board since August 2011, is not standing for re-election and will retire from the Board. Upon the recommendation of the Governance and Nominations Committee, the Board of Directors has nominated C. Howard Nye, who has not previously been associated with the Company, for election as director. The Company is not aware of any nominee who will be unable or will decline to serve as a director. If a nominee becomes unable or declines to serve, the accompanying proxy may be voted for a substitute nominee, if any, designated by the Board. The term of office of each person elected as a director will continue until the later of the next annual meeting of shareholders or until such time as his or her successor has been duly elected and qualified.
The following tables list the nominees for election and information about each nominee. The Governance and Nominations Committee has recommended each nominee to the Board of Directors. Each nominee meets the criteria set forth in the Corporate Governance Principles, including that no Company director shall serve on more than four public company boards of directors, inclusive of service on the Company’s Board. In addition, each nominee meets the minimum share ownership guidelines set forth in the Corporate Governance Principles, under which the Chief Executive Officer is expected to own shares with a value not less than five times his base salary, and each non-employee member of the Board is expected to own shares with a value not less than five times the sum of the director’s retainers for service on the Board and on Board committees, within five years after election or appointment to the Board.
Under the charter of the Governance and Nominations Committee, the Committee is responsible for identifying from a wide field of candidates, including women and minority candidates, and recommending that the Board select qualified candidates for membership on the Board. In identifying candidates, the Committee takes into account such factors as it considers appropriate, which may include (1) ensuring that the Board, as a whole, is diverse as to race, gender, culture, thought and geography, such that the Board reflects a range of viewpoints, backgrounds, skills, experience and expertise, and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise and local or community ties; (2) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially; (3) questions of independence, possible conflicts of interest and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interests of all shareholders; (4) the extent to which the candidate would fill a present need on the Board; and (5) whether the candidate can make sufficient time available to perform the duties of a director.

Name	Age	Principal Occupation and Background	Director Since
Charles M. Swoboda	48
Mr. Swoboda has served as the Company’s Chief Executive Officer since June 2001, as President since January 1999, as a member of the Board of Directors since October 2000 and as chairman since April 2005. He was Chief Operating Officer of the Company from 1997 to June 2001 and Vice President for Operations from 1997 to 1999. Prior to his appointment as Vice President for Operations, Mr. Swoboda served as Operations Manager from 1996 to 1997, as General Manager of the Company’s former subsidiary, Real Color Displays, Incorporated, from 1994 to 1996 and as LED Product Manager from 1993 to 1994. He was previously employed by Hewlett-Packard Company.
Mr. Swoboda’s employment with the Company for the past 22 years in diverse roles, his leadership as the Company’s Chief Executive Officer for fourteen years and his service on the Board of Directors for fifteen years, including his service as Chairman of the Board for the past ten years, uniquely qualify him for election to the Board of Directors. He brings to the Board a critical perspective and understanding of the Company’s business strategy, and he is enabled by his experience and position as Chief Executive Officer to provide the Board valuable insight into the management and operations of the Company.
			2000
Clyde R. Hosein	56
Mr. Hosein has been a member of the Board of Directors since December 2005. Since August 2013, he has served as Executive Vice President and Chief Financial Officer of RingCentral, Inc., a publicly traded provider of software-as-a-service cloud-based business communications solutions. From June 2008 to October 2012, he served as Chief Financial Officer of Marvell Technology Group Ltd., a publicly traded semiconductor provider of high-performance analog, mixed-signal, digital signal processing and embedded microprocessor integrated circuits, and he also served as its Interim Chief Operating Officer and Secretary from October 2008 to March 2010. From 2003 to 2008, he served as Vice President and Chief Financial Officer of Integrated Device Technology, Inc., a provider of mixed-signal semiconductor solutions. From 2001 to 2003, he served as Senior Vice President, Finance and Administration and Chief Financial Officer of Advanced Interconnect Technologies, a semiconductor assembly and test company. He has also held other senior level financial positions, including the role of Chief Financial Officer at Candescent Technologies, a developer of flat panel display technology. Early in his career he spent 14 years in financial and engineering roles at IBM Corporation.
Mr. Hosein’s qualifications to serve as a director include his service on the Company’s Board of Directors and its Audit Committee during the past ten years, his years of experience as an executive officer in publicly traded companies in the semiconductor industry, including his roles in operational management, his substantial experience as a chief financial officer responsible for the finance and accounting functions of publicly traded companies, his qualifications as an audit committee financial expert, and his technical background and significant experience in technology-based companies generally.
			2005

Name	Age	Principal Occupation and Background	Director Since
Robert A. Ingram	72
Mr. Ingram joined the Board of Directors in December 2008 and has served as Lead Independent Director since October 2011. Since January 2007, he has been a General Partner in Hatteras Venture Partners, a venture capital firm that invests in early stage life science companies in the southeast United States, and he has also served as strategic advisor to the chief executive officer of GlaxoSmithKline plc, a publicly traded pharmaceutical research and development company. From 2003 through 2009, he served as Vice Chairman Pharmaceuticals, GlaxoSmithKline. He previously served as Chief Operating Officer and President of Pharmaceutical Operations of GlaxoSmithKline following the December 2000 merger of Glaxo Wellcome plc and SmithKline Beecham plc. Prior to the merger he served as Chief Executive Officer of Glaxo Wellcome plc and as Chairman, President and Chief Executive Officer of Glaxo Wellcome Inc. Mr. Ingram also serves on the Board of Directors of Regeneron Pharmaceuticals, Inc., and serves as Lead Director of Valeant Pharmaceuticals International, Inc. He also served as Chairman of the Board of Directors of OSI Pharmaceuticals, Inc. from January 2003 until its sale in June 2010, and served on the Board of Directors of Elan Corporation, plc from December 2010 until its sale in December 2013 and as its Chairman from January 2011 until December 2013. He previously served as a director of Misys plc, Nortel Networks Corp., Wachovia Corp., Lowe’s Companies, Inc., Pharmaceutical Product Development, Inc., Allergan, Inc. and Edwards Lifesciences Corporation until 2005, 2006, 2008, May 2011, December 2011, December 2012 and July 2015, respectively.
Mr. Ingram brings to the Company’s Board of Directors a wealth of experience as a director who has served in several roles on the boards of major publicly traded companies, including his service as the Company’s Lead Independent Director for the past four years, as Chairman of the Governance and Nominations Committee from October 2011 to June 2015, and as current Chairman of the Audit Committee since June 2015. He also provides the perspective of a former chief executive officer with substantial leadership experience in the life sciences sector along with insights on operational and other matters relevant to business generally and the semiconductor business in particular, such as research and development and intellectual property. In addition, Mr. Ingram brings to the Board the views and judgment of a leader who is highly respected both locally and internationally for his business expertise and acumen.
			2008

Name	Age	Principal Occupation and Background	Director Since
C. Howard Nye	52
C. Howard (Ward) Nye has served since May 2014 as the Chairman of the Board of Directors of Martin Marietta Materials, Inc., a leading supplier of aggregates and heavy building materials, and has also served as its Chief Executive Officer since January 2010 and as President since August 2006. Mr. Nye previously served as President and Chief Operating Officer of Martin Marietta Materials from 2006 to 2009. Prior to this, he was employed by London-based Hanson PLC, an international building materials company, for nearly 13 years holding various positions of increasing responsibility, including Executive Vice President in the North American Division.
Mr. Nye brings to the Board extensive leadership, business, operating, mergers and acquisitions, legal, governance, financial, customer-relations, and safety and environmental experience, including over five years as Chief Executive Officer.  He understands the competitive nature of business and possesses strong managerial skills and broad executive and oversight experience.
			N/A
Franco Plastina	52
Mr. Plastina joined the Board of Directors in December 2007, and began serving as the Company’s Interim Executive Vice President–Power & RF in June 2015. Mr. Plastina will serve as the Chief Executive Officer of this business, named Wolfspeed, Inc. From May 2012 until June 2015, he served as President and Founder of Arc & Company, LLC, an advisory and angel investment firm. He has also served as an Entrepreneur-in-Residence with the Blackstone Entrepreneurs Network in Research Triangle Park, North Carolina since October 2011. From February 2006 until January 2011 he served as President and Chief Executive Officer, and as a board member, of Tekelec, a publicly traded provider of telecommunications network systems and software applications. From September 2005 through February 2006 Mr. Plastina served as Executive in Residence at Warburg Pincus LLC, a private equity firm, where he was responsible for evaluating potential investments and providing executive support to portfolio companies. From 2003 to 2005, he held various executive positions with Proxim Corporation, a provider of Wi-Fi and broadband wireless access products, including Executive Chairman, President and Chief Executive Officer. From 1987 until 2002, Mr. Plastina served in a series of management and executive positions with Nortel Networks Corporation, a multi-national telecommunications equipment provider.
Mr. Plastina brings to the Board significant senior executive leadership experience, including seven years of experience from his service as chief executive officer of two publicly traded companies as well as over 28 years of experience in various executive roles in the telecommunications and wireless industries. This technology industry experience gives him a valuable perspective in his role as a director. His qualifications to serve as a director also include his service on the Company’s Board of Directors for the past eight years, his service on the Audit Committee from December 2007 to June 2015 and as Chairman of the Audit Committee from October 2012 to June 2015, his service as an Interim Executive Vice President of the Company and his private equity investment experience.
			2007

Name	Age	Principal Occupation and Background	Director Since
John B. Replogle	49
Mr. Replogle joined the Board of Directors in January 2014.  Since March 2011, he has served as Chief Executive Officer and President of Seventh Generation, Inc., a manufacturer and distributor of sustainable household products. From 2006 to 2011, Mr. Replogle served as President and Chief Executive Officer of Burt’s Bees, Inc., and from 2003 to 2006, he served as General Manager of Unilever’s Skin Care division. Previously, he worked for Diageo, Plc for seven years in a number of different capacities, including as President of Guinness Bass Import Company and Managing Director of Guinness Great Britain. He started his career with the Boston Consulting Group. Mr. Replogle also served as a director of Sealy Corporation, a publicly traded mattress manufacturer, from 2010 to 2013, until its sale to Tempur-Pedic International Inc.
Mr. Replogle’s qualifications to serve as a director include significant senior executive leadership experience, including nine years of experience as chief executive officer at two companies, as well as deep experience in marketing, branding and distribution of consumer goods. This experience provides him valuable perspective in his role as a director and member of our Audit Committee.
			2014
Robert L. Tillman	72
Mr. Tillman joined the Board of Directors in October 2010. From November 1994 to January 2005, he served as a director of Lowe’s Companies, Inc., as its Chairman from January 1998 to January 2005, and as its President and Chief Executive Officer from August 1996 to January 2005.  After his retirement from Lowe’s, he served on the Board of Directors of Bank of America Corporation from April 2005 to May 2009, and also served as a member of its Asset Quality and Executive Committees.
Mr. Tillman brings substantial leadership experience as a chief executive officer in a substantial publicly traded company in the retail distribution industry. His knowledge and operational expertise in that environment, particularly with respect to consumer product marketing, and his substantial board experience, qualify him to serve on the Company’s Board. Mr. Tillman’s qualifications to serve as a director also include his service on the Company’s Board of Directors for the past five years, and his service as current Chairman of the Governance and Nominations Committee since June 2015.
			2010

Name	Age	Principal Occupation and Background	Director Since
Thomas H. Werner	55
Mr. Werner has been a member of the Board of Directors since March 2006. He has served as Chief Executive Officer for SunPower Corporation, a publicly traded manufacturer of high-efficiency solar cells and solar panels, since June 2003, and is also a member of its Board of Directors. Prior to SunPower, he served as Chief Executive Officer of Silicon Light Machines Corporation, an optical solutions subsidiary of Cypress Semiconductor Corporation, from July 2001 to June 2003. Earlier, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corporation, a network solutions company. He is currently also a director of Silver Spring Networks, Inc., an energy solutions company.
Mr. Werner’s qualifications to serve as a director include his nine years of service on the Company’s Board of Directors and his eight years serving as Chairman of its Compensation Committee. In addition to his technical expertise, he brings to the Board significant executive leadership and operational management experience gained at businesses in the technology sector, and the semiconductor industry in particular, including his experience as a chief executive officer of a publicly traded “green technology” company for the past twelve years.
			2006
Anne C. Whitaker	48
Ms. Whitaker joined the Board of Directors in December 2013. Since May 2015, she has served as Executive Vice President and Company Group Chairman of Valeant Pharmaceuticals International, Inc., a publicly traded multinational specialty pharmaceutical company headquartered in Québec, Canada. She previously served from September 2014 to April 2015 as the Chief Executive Officer and President and as a member of the Board of Directors of Synta Pharmaceuticals Corp., a publicly traded biopharmaceutical company. From September 2011 to August 2014, Ms. Whitaker served as the President of North America Pharmaceuticals for Sanofi S.A., a global integrated healthcare leader focused on patients’ needs. From September 2009 to September 2011, she served as Senior Vice President and Business Unit Head, Cardiovascular, Metabolic and Urology (CVMU) at GlaxoSmithKline plc, a publicly traded pharmaceutical research and development company. From October 2008 to August 2009, she served as Senior Vice President of Leadership and Organization Development, and prior to that served in various leadership positions in GlaxoSmithKline’s commercial organization. Ms. Whitaker began her pharmaceutical career in 1991 as a metabolic disease specialist with Upjohn Company before joining GlaxoSmithKline as a sales representative in 1992.
Ms. Whitaker brings to the Board her experience as a senior executive and commercial leader in sales and marketing, as well as human resource experience beneficial to the Company as we seek to grow the Company and expand our leadership capabilities. Ms. Whitaker’s leadership experience in the life sciences industry, along with her insights on operations and business generally, such as research and development and intellectual property creation and protection, provide her with a unique perspective in her role as a director and member of our Compensation Committee.
			2013

Summary of Skills of Nominees

	Swoboda	Hosein	Ingram	Nye	Plastina	Replogle	Tillman	Werner	Whitaker
Senior executive experience (CEO/CFO)	×	×	×	×	×	×	×	×	×
Previous public board experience			×	×	×	×	×	×
Public technology, lighting products, retail and/or industrial sales channels and distribution or consumer product marketing experience	×	×	×	×	×	×	×	×	×
Global experience with a public company	×	×	×	×	×	×	×	×	×
Current in issues related to corporate governance	×	×	×	×	×	×	×	×	×
Track record of achievements that fueled their company’s growth	×	×	×	×	×	×	×	×	×

The Board of Directors recommends shareholders
vote FOR election of the nominees named above.

Executive Officers
Messrs. Swoboda and Plastina serve as both executive officers of the Company and as members of the Board of Directors. Michael E. McDevitt (age 51) and Norbert W. G. Hiller (age 55) also serve as executive officers of the Company.
Mr. McDevitt was appointed as Executive Vice President and Chief Financial Officer of the Company effective February 4, 2013. Mr. McDevitt previously served as the Company’s Vice President and Interim Chief Financial Officer from May 2012 to February 2013, as Director–Sales Operations from 2011 to May 2012, as Director–Financial Planning from 2005 to 2011 and as Corporate Controller from 2002 to 2005. Additionally, he served as the Company’s Chief Financial Officer and Treasurer on an interim basis from May 2006 through September 2006. Before joining the Company in 2002, Mr. McDevitt was Chief Financial Officer of American Sanitary Incorporated, a privately owned U.S. distributor of janitorial-sanitary maintenance products, from 1997 to 2002. He served from 1994 to 1997 as Director of Acquisitions for Unisource Worldwide, Inc., a publicly traded North American distributor of printing and imaging papers and supply systems.
Mr. Hiller was appointed as Executive Vice President–Lighting of the Company in December 2013, and served prior to this as Executive Vice President–LEDs of the Company from October 2011. He joined the Company in 2001, serving previously as the Company’s Vice President & General Manager–LED Components, Senior Vice President–Sales (interim), Vice President & General Manager–XLamp and General Manager–Optoelectronics. Before joining the Company, Mr. Hiller served from 1996 to 2001 as a Vice President at OSRAM Opto Semiconductors GmbH in Germany, and was responsible for general marketing of the LED components and light modules group. He served from 1991 to 1996 as a Marketing & Sales Manager for Philips Optoelectronics Centre in the Netherlands, and spent several years at one of their German facilities.
Code of Ethics
We have adopted a Code of Ethics applicable to our senior financial officers, including our Chief Executive Officer, or CEO, Chief Financial Officer, or CFO, and Executive Vice Presidents. The full text of our Code of Ethics is published on our website at www.cree.com. Consistent with Item 5.05 of Form 8-K, we intend to disclose future amendments to, or waivers from, the Code of Ethics on our website within four business days following the date of such amendment or waiver. We will also provide a copy of our Code of Ethics to any person, without charge. All such requests should be in writing and sent to the attention of the Corporate Secretary, Cree, Inc., 4600 Silicon Drive, Durham, NC 27703.
Board Composition and Independence of Directors
The size of the Board of Directors was fixed at not less than five nor more than nine members by the Company’s shareholders, with the Board determining the number within that range from time to time. Nine persons have been nominated for election at the annual meeting. The accompanying proxy cannot be voted for more than nine nominees.
A majority of the Board of Directors must be comprised of independent directors for the Company to comply with the listing requirements of The Nasdaq Stock Market LLC, or the Nasdaq Listing Rules. Currently, the Board of Directors is composed of Messrs. Swoboda, Hosein, Ingram, Plastina, Replogle, Ruud, Tillman, and Werner and Ms. Whitaker. The Board of Directors has determined that six of the present directors—Messrs. Hosein, Ingram, Replogle, Tillman, and Werner and Ms. Whitaker—are each an “independent director” within the meaning of the applicable Nasdaq Listing Rules. In addition, the Board of Directors has determined that Mr. Nye, who has been nominated for election as a director, would be an “independent director” within the meaning of the applicable Nasdaq Listing Rules. The Board of Directors previously determined that Mr. Plastina, who currently serves on the Board of Directors and became Interim Executive Vice President–Power & RF of the Company in June 2015, was also an “independent” director within the meaning of these rules until such appointment in June 2015.

The Leadership Structure of the Board of Directors
The leadership of the Board of Directors includes the Chairman of the Board, the Lead Independent Director, and the Chairman of each of the Audit Committee, the Compensation Committee and the Governance and Nominations Committee.
The responsibilities of the Chairman of the Board under our Bylaws are to preside at meetings of the Board of Directors and shareholders and to perform such other duties as may be directed by the Board from time to time. The Chairman also has the power to call meetings of the Board of Directors and of the shareholders. Mr. Swoboda, our CEO since 2001, has served as Chairman of the Board since 2005.
The Board has adopted Corporate Governance Principles that call for the Board to designate a Lead Independent Director any time that the Chairman of the Board is not an independent director. Our Lead Independent Director, Mr. Ingram, has served in that capacity since 2011. The independent directors meet at regularly scheduled sessions immediately following each regularly scheduled Board of Directors meeting without other directors or members of management present. As specified in the Corporate Governance Principles, the responsibilities of the Lead Independent Director include the following:

•	In the absence of the Chairman, the Lead Independent Director serves as acting Chairman presiding over meetings of the Board of Directors and shareholders.

•
The Lead Independent Director convenes and presides over meetings of the independent directors and communicates the results of these sessions where appropriate to the Chairman, other management or the Board.

•	In general, the Lead Independent Director serves as principal liaison between the independent directors and the Chairman and between the independent directors and other management.

•	The Lead Independent Director reviews agendas for Board of Director meetings in advance with the Chairman.
The day-to-day work of the Board of Directors is conducted through its three principal standing committees—Audit, Compensation and Governance and Nominations—to which the Board has delegated authority and responsibilities in accordance with the committees’ respective charters. The Chairmen of each of these committees are independent directors appointed by the Board upon the recommendation of the Governance and Nominations Committee. Under our Corporate Governance Principles, the Chairman of each committee is responsible for development of the agenda for committee meetings, and each committee must regularly report to the Board of Directors on the discussions and actions of the committee.
The Board of Directors has determined that this leadership structure is appropriate for the Company and best serves the interests of the shareholders under the present circumstances. In particular, the Board has determined that the Company is best served by having Mr. Swoboda hold the position of Chairman of the Board in addition to his role as CEO, with Mr. Ingram serving as Lead Independent Director. This determination is based in part upon the experience, leadership qualities and skills that Mr. Swoboda and Mr. Ingram each bring to the Board, as detailed in the section captioned “Nominees for Election as Directors” on page 6. In addition, Mr. Swoboda is the director in the best position to establish the agendas for meetings of the Board and to lead the discussions of the Board regarding strategy, operations and management, because he is responsible for the formulation and day-to-day execution of the strategy and business plans reviewed with the Board. Although the Board believes this structure is appropriate under the present circumstances, the Board has also affirmatively determined not to adopt a policy on whether the roles of Chairman and CEO should be separated or combined because the Board believes that there is no single best blueprint for structuring board leadership and that, as circumstances change, the optimal leadership structure may change.
Board’s Role in Risk Oversight
The Board, acting through itself or one or more of its committees, has general oversight responsibility for corporate risk management, including oversight of management’s implementation of risk management practices. While the Board is responsible for risk oversight, management is ultimately responsible for assessing and managing our risk exposures. The Board directly oversees management’s assessment, mitigation efforts and monitoring of strategic and operational risks, such as those relating to competitive dynamics, market trends and developments in the Company’s industry and changes in economic conditions. Senior management regularly updates business plans for each of the Company’s product lines, including an assessment of strategic and operational risks and responses to identified risks, and members of the Board and senior management meet annually to review these plans. In addition, senior management reports to the Board at each quarterly Board meeting on progress made against these strategic plans, including an update on changes in risk exposure and management’s responses to the changes.
The Board also fulfills its risk oversight role through its committees. Specifically, the Audit Committee charter assigns it the responsibility to review periodically with management, the internal auditors, and the independent auditors the Company’s significant financial risk exposures, including the Company’s policies with respect to risk assessment and Company-wide risk management, and to assess the steps management has taken to monitor and control such exposures. The Audit Committee regularly discusses material risks and exposures with our independent registered public accounting firm and receives reports from our accounting and internal audit management personnel regarding such risks and exposures and how management has attempted to minimize the exposures. The Audit Committee’s primary focus is financial risk, including our internal control over financial reporting. Particular areas of focus of the Audit Committee include risks associated with taxes, liquidity, investments, information technology security, material litigation, and compliance.
Similarly, the Compensation Committee charter assigns it the responsibility to review periodically with management the Company’s compensation programs as they relate to risk management practices and risk-taking incentives, including an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk-taking. The Committee also considers risk management as it develops and approves incentive and other compensation programs for our executive officers, and it performs risk oversight in the area of management succession.
Each of these committees reports to the Board of Directors with respect to the risk categories it oversees. These ongoing discussions enable the Board to monitor our risk exposure and evaluate our risk mitigation efforts.
Compensation Program Risk Assessment
We have assessed our compensation programs and have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. The risk assessment process included a review by management and by Radford, an Aon Hewitt Company, independent consultants to the Compensation Committee, of compensation policies and practices, focusing on programs with variable compensation, specifically:

•	stock option, restricted stock awards and performance stock awards under our 2013 Long-Term Incentive Compensation Plan, or the LTIP;

•	performance unit awards payable to our CEO and to our Executive Vice Presidents under the LTIP which provide for cash payments based upon achieving annual corporate financial goals;

•
awards under our Management Incentive Compensation Program, or the MICP, in which most of our senior managers (other than our CEO) participate and may receive payments based upon achieving quarterly or annual corporate financial goals and quarterly individual goals;

•	sales commission incentive programs for our sales personnel; and

•	quarterly profit-sharing plan in which all other regular, full-time employees participate and are eligible to receive cash payments based upon achieving quarterly corporate financial goals.
Based upon this review, we concluded that our compensation policies and practices do not encourage excessive or inappropriate risk-taking.  We believe our programs are appropriately designed to encourage our employees to make decisions that should result in positive short-term and long-term results for our business and our shareholders.  Management and Radford reviewed the results of this review with the Compensation Committee at a meeting in August 2015, and the Committee concurred with management’s assessment at that time.

Attendance at Meetings
The Board of Directors held six meetings during fiscal 2015. Each incumbent director attended or participated in 75% or more of the aggregate of the number of meetings of the Board of Directors held during the period in which he or she was a director and the number of meetings of committees on which he or she served that were held during the period of his or her service.
The Company expects all directors to attend each annual meeting of shareholders absent good reason. All nine directors serving at that time attended the 2014 Annual Meeting of Shareholders.
Standing Committees
The standing committees of the Board of Directors include the Audit Committee, the Governance and Nominations Committee and the Compensation Committee. Each of these committees operates under a written charter adopted by the Board of Directors, copies of which are available on the Company’s website at www.cree.com. Each committee is composed solely of independent directors. The following is a brief description of the responsibilities of each of the existing standing committees and their composition.
Audit Committee
The Audit Committee is appointed by the Board of Directors to oversee the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. The responsibilities of the Audit Committee include acting on the Board of Directors’ behalf in providing oversight with respect to (1) the quality and integrity of the Company’s financial statements and internal accounting and financial controls; (2) all audit, review and attest services relating to the Company’s financial statements and internal controls, including the appointment, compensation, retention and oversight of the work of the independent auditors engaged to provide audit services to the Company; and (3) the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee is charged with conducting appropriate review and oversight of any related person transactions, other than related person transactions for which the Board of Directors has delegated review to another independent body of the Board of Directors.
The current members of the Audit Committee are Messrs. Ingram, Hosein and Replogle. The Board of Directors has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Listing Rules, including the special independence requirements applicable to Audit Committee members. Mr. Ingram is Chairman of the Audit Committee and has served in that capacity since June 2015. The Board of Directors has determined that each of Messrs. Ingram, Hosein and Replogle is an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. The Audit Committee held eight meetings during fiscal 2015. The Audit Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.
Governance and Nominations Committee
The Governance and Nominations Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its responsibilities to shareholders by (1) identifying individuals qualified to become directors and recommending that the Board of Directors select the candidates for all directorships to be filled by the Board of Directors or by the shareholders; (2) upon the recommendation of the Compensation Committee, determining compensation arrangements for non-employee directors; (3) developing and recommending to the Board of Directors corporate governance principles for the Company; and (4) otherwise taking a leadership role in shaping the corporate governance of the Company.
The members of the Governance and Nominations Committee are Messrs. Tillman, Ingram, Hosein, Replogle, and Werner and Ms. Whitaker. The Board of Directors has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Listing Rules. Mr. Tillman is Chairman of the Governance and Nominations Committee and has served in that capacity since June 2015. The Governance and Nominations Committee charter establishes a policy with regard to the consideration of director candidates, including those candidates recommended by shareholders. The Committee will consider written nominations properly submitted by shareholders according to procedures set forth in the Company’s Bylaws. For a description of these procedures and policies regarding nominations see “Procedures for Director Nominations” and “2016 Annual Meeting of Shareholders” on page 58 below. The Governance and Nominations Committee held four meetings during fiscal 2015. The Governance and Nominations Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.
Compensation Committee
The Compensation Committee is appointed by the Board of Directors to assist the Board of Directors in discharging its overall responsibility relating to executive officer and director compensation and to oversee and report to the Board of Directors as appropriate on the Company’s compensation and benefit policies, programs and plans, including its stock-based compensation programs and employee stock purchase plan. The Compensation Committee approves the compensation of all executive officers, administers the Company’s stock-based compensation programs and recommends compensation for non-employee directors to the Governance and Nominations Committee for approval. In addition, the Compensation Committee is charged with conducting appropriate review and oversight of any related person transactions involving compensation for directors or executive officers or their immediate family members and engaging and evaluating the Company’s compensation advisors, including evaluation of the advisors’ independence in advance of engagement.
The Compensation Committee may delegate its authority to adopt, amend, administer and/or terminate any benefit plan other than retirement plans or stock-based compensation plans or non-stock-based compensation plans in which directors or executive officers are eligible to participate to the Company’s CEO, any other officer of the Company, or to a committee the membership of which consists of at least one Company officer. To the extent not inconsistent with governing requirements, the Committee may also delegate its authority to grant equity awards other than awards to directors and executive officers to a committee comprised solely of executive officers or to one or more executive officers and may delegate its authority for day-to-day administration of the Company’s stock-based plans to any officer or employee of the Company.
The Compensation Committee generally makes decisions and recommendations regarding annual compensation at its August meeting each year. The Committee solicits the recommendations of the Company’s CEO with respect to the compensation of the Company’s executive officers other than himself and factors these recommendations into the determination of compensation, as described in “Compensation Discussion and Analysis.” In addition, the Compensation Committee engaged Radford to conduct an annual review of the Company’s compensation program for its executive officers and directors, including a review for fiscal 2015. Radford provided the Committee with relevant market data and recommendations to consider when making compensation decisions with respect to the executive officers and in making recommendations to the Governance and Nominations Committee with respect to the compensation of non-employee directors. The Company also engaged Radford for additional services as further discussed in the section entitled “Role of Compensation Consultant” on page 24 below.
The members of the Compensation Committee are Messrs. Werner and Tillman and Ms. Whitaker. The Board of Directors has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Listing Rules. Mr. Werner is Chairman of the Compensation Committee and has served in that capacity since 2007. The Compensation Committee held four meetings during fiscal 2015. The Compensation Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.
Certain Transactions and Legal Proceedings
Transactions with Intematix Corporation
In July 2010, Mark Swoboda was appointed Chief Executive Officer of Intematix Corporation, or Intematix. Prior to his appointment as Chief Executive Officer, Mr. Swoboda was unaffiliated with Intematix. Mark Swoboda is the brother of the Company’s Chairman, CEO and President, Charles M. Swoboda. For many years, beginning before Mark Swoboda became affiliated with Intematix, the Company has purchased raw materials from Intematix pursuant to standard purchase orders in the ordinary course of business. During fiscal 2015, the Company purchased $7.2 million of raw materials from Intematix pursuant to standard purchase orders, and the Company had

$0.1 million outstanding payable to Intematix as of June 28, 2015. The Company anticipates that it will continue to purchase raw materials from Intematix in the future pursuant to standard purchase orders.
Transactions with Ruud Lighting and Alan J. Ruud
Ruud Lighting Stock Purchase: On August 17, 2011, the Company entered into a Stock Purchase Agreement with all of the shareholders of Ruud Lighting, pursuant to which the Company acquired all of the outstanding share capital of Ruud Lighting in exchange for consideration consisting of cash and shares of the Company’s common stock. A portion of the cash and equity consideration was deposited in escrow pursuant to escrow arrangements agreed to by the Company and the Ruud Lighting shareholders as the primary (and, in some cases, the sole) source of recovery with respect to post-closing working capital and related adjustments and damages for which the Company is indemnified under the Stock Purchase Agreement. As a result of the purchase, Ruud Lighting became a wholly owned subsidiary of the Company, and it was merged into the Company in January 2013.
Immediately after the purchase, Alan Ruud, a 25.1% shareholder of Ruud Lighting prior to the purchase (including shares held by the AJR Legacy Trust he established), was appointed to the Board of Directors of the Company. In addition, prior to the purchase, Christopher Ruud (the son of Alan Ruud) was a 31.9% shareholder of Ruud Lighting (including shares held by the JZC Legacy Trust he established), and Cynthia Ruud-Johnson (the daughter of Alan Ruud) was an 8.0% shareholder of Ruud Lighting. In connection with the transaction, Alan Ruud, Christopher Ruud and Cynthia Ruud-Johnson also entered into customary noncompetition agreements that impose confidentiality, noncompetition, nonsolicitation, nondisparagement, and noninterference obligations for specified terms.
Under the Stock Purchase Agreement, the Ruud Lighting shareholders agreed to indemnify the Company for a portion of the expenses related to the litigation among the Company (as successor-in-interest to Ruud Lighting), Alan Ruud, Christopher Ruud, Cooper Lighting LLC and Illumination Management Solutions that had commenced prior to the Company’s acquisition of Ruud Lighting, or the IMS/Cooper litigation. In September 2013, the Company and the other parties to the IMS/Cooper litigation reached a binding term sheet agreement to settle the litigation. Related to the settlement, in September 2013, the Company also entered into a letter agreement, approved by the Audit Committee, with Christopher Ruud (individually and acting as the Seller Representative for the former Ruud Lighting shareholders) and Alan Ruud. Pursuant to the letter agreement, and in full satisfaction of the Ruud Lighting shareholders’ indemnification obligations to the Company with respect to the IMS/Cooper litigation, the Company received the full amount of the remaining escrow funds set aside under the Stock Purchase Agreement with respect to the IMS/Cooper litigation. Accordingly, the Company received $8,885,329 in cash and 143,964 shares of the Company’s common stock from the Ruud Lighting shareholders during fiscal 2014, with the final escrow amounts received by the Company during the third quarter of fiscal 2014 upon the execution of the final settlement agreement among the IMS/Cooper litigation parties.
Employment of Alan Ruud: In connection with the transaction and pursuant to an offer letter, Alan Ruud continued as an employee of the Company and serves as the Company’s Vice Chairman–Lighting (a senior leadership role and not a Board of Directors position). In addition to this senior leadership role, Alan Ruud also serves on the Company’s Board of Directors, although he is not standing for re-election. For details regarding the compensation Mr. Ruud received during fiscal 2015, please refer to the section below on page 51 entitled “Director Compensation.”
Employment of Christopher Ruud: In connection with the transaction and pursuant to an offer letter, Christopher Ruud continued as an employee of the Company. Christopher Ruud receives an annual base salary in the amount of $160,000 and is eligible for a target bonus of up to 50% of his base salary. In September 2014, Christopher Ruud also received 3,000 shares of restricted stock units of the Company and options to purchase 15,000 shares of the Company’s common stock, all pursuant to the LTIP. The restricted stock awards vest in four annual installments, and the option awards vest in three annual installments and have a term of seven years. Christopher Ruud is also eligible to participate in insurance, benefit and compensation plans available to employees generally.

Review and Approval of Related Person Transactions
The Audit Committee must approve any related person transaction, other than any related person transaction for which the Board of Directors has delegated review to another independent body of the Board of Directors. The Board of Directors has delegated review of any related person transaction involving compensation for directors or executive officers or their immediate family members to the Compensation Committee. “Related person transaction” is defined in the Audit Committee and Compensation Committee charters as any transaction required to be disclosed pursuant to Securities and Exchange Commission Regulation S-K, Item 404, and any other transactions for which approval by an independent body of the Board of Directors is required pursuant to applicable law or listing standards applicable to the Company. In determining whether to approve such transactions, the members of the Audit Committee, the Compensation Committee, or another independent body of the Board of Directors delegated by the Board of Directors, may exercise their discretion in performance of their duties as directors.  These duties include the obligation of a director under North Carolina law to “discharge his duties as a director, including his duties as a member of a committee:  (1) in good faith; (2) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (3) in a manner he reasonably believes to be in the best interests of the corporation.” North Carolina General Statutes Section 55-8-30(a). The Audit Committee generally approves related person transactions and approved the related person transactions described above under “Certain Transactions and Legal Proceedings,” except for (1) related person transactions arising in connection with the initial employment of Alan and Christopher Ruud and the entry into the Joint Ownership Agreement, which were approved by the Governance and Nominations Committee pursuant to authority delegated by the Board of Directors; and (2) changes to Alan and Christopher Ruud’s compensation following the closing of the Ruud Lighting acquisition, which were approved by the Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by Securities and Exchange Commission rules to furnish the Company with copies of all reports they file under Section 16(a). To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and ten percent beneficial owners were complied with on a timely basis during fiscal 2015.

OWNERSHIP OF SECURITIES
Principal Shareholders and Share Ownership by Management
The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of September 3, 2015 by (1) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (2) each person named in the Summary Compensation Table on page 38; (3) each person serving as a director or nominated for election as a director; and (4) all current executive officers and directors as a group. Except as otherwise indicated by footnote or to the extent shared by spouses under applicable law, to the Company’s knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address (1)	Common Stock Beneficially Owned	Percentage of Outstanding Shares
ClearBridge Investments, LLC (2) 620 8th Avenue New York, NY 10018	17,608,983	17.1%
FMR LLC (3) 245 Summer Street Boston, MA 02210	16,113,180	15.6%
PRIMECAP Management Company (4) 225 South Lake Avenue, #400 Pasadena, CA 91101	10,065,591	9.8%
BlackRock, Inc. (5) 55 East 52nd Street New York, NY 10022	8,266,537	8.0%
The Vanguard Group (6) 100 Vanguard Blvd. Malvern, PA 19355	7,381,377	7.2%
Fairpointe Capital LLC (7) One North Franklin Street, Ste 3300 Chicago, IL 60606	7,050,157	6.8%
Alan J. Ruud (8)	1,138,764	1.1%
Charles M. Swoboda (9)	708,523	*
Norbert W. G. Hiller (10)	158,872	*
Michael E. McDevitt (11)	133,205	*
Clyde R. Hosein (12)	56,994	*
Robert A. Ingram (13)	56,744	*
Franco Plastina (14)	55,366	*
Thomas H. Werner (15)	51,744	*
Robert L. Tillman (16)	35,744	*
John B. Replogle (17)	15,578	*
Anne C. Whitaker (18)	4,294	*
C. Howard Nye (Nominee)	—	—
All current directors and executive officers as a group (11 persons) (19)	2,415,828	2.3%
________________

*	Less than 1%.

(1)	Unless otherwise noted, all addresses are in care of the Company at 4600 Silicon Drive, Durham, NC 27703.

(2)
As reported by ClearBridge Investments, LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2015, which states that Clearbridge Investments, LLC has sole dispositive power with respect to all of such shares and sole voting power with respect to 17,079,707 shares.

(3)
As reported by FMR LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2015, which states that FMR LLC has sole dispositive power with respect to all of such shares and sole voting power with respect to 1,668,309 shares.

(4)
As reported by PRIMECAP Management Company in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2015, which states that PRIMECAP Management Company has sole dispositive power with respect to all of such shares and sole voting power with respect to 4,246,131 shares.

(5)
As reported by BlackRock, Inc. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2015, which states that BlackRock, Inc. has sole dispositive power with respect to 8,263,376 shares, shared dispositive power with respect to 3,161 shares and sole voting power with respect to 7,713,079 shares.

(6)
As reported by The Vanguard Group in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2015, which states that The Vanguard Group has sole dispositive power with respect to 7,279,902 shares, shared dispositive power with respect to 101,475 shares and sole voting power with respect to 112,215 shares.

(7)
As reported by Fairpointe Capital LLC in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2015, which states that Fairpointe Capital LLC has sole dispositive power with respect to 6,988,807 shares, shared dispositive power with respect to 61,350 shares and sole voting power with respect to 6,905,149 shares.

(8)
Includes 90,000 shares subject to options exercisable within sixty days of September 3, 2015. The share amount reported for Mr. Ruud includes 967 shares held by Mr. Ruud’s spouse and 33,418 shares held by AJR Legacy Trust. Mr. Ruud has neither voting nor investment power over the AJR Legacy Trust; however, under the terms of such trust, Mr. Ruud has the right to withdraw the shares from such trust within sixty days. Mr. Ruud disclaims beneficial ownership of the 33,418 shares held by the AJR Legacy Trust.

(9)
Includes 454,668 shares subject to options exercisable within sixty days of September 3, 2015. Also includes 12,500 shares held by Mr. Swoboda pursuant to restricted stock awards which had not vested as of September 3, 2015.

(10)
Includes 103,000 shares subject to options held by Mr. Hiller and 6,380 shares subject to options held by Mr. Hiller’s spouse which are exercisable within sixty days of September 3, 2015. Also includes 5,000 shares held by Mr. Hiller pursuant to restricted stock awards which had not vested as of September 3, 2015.

(11)
Includes 83,501 shares subject to options exercisable within sixty days of September 3, 2015. Also includes 3,750 shares held by Mr. McDevitt pursuant to restricted stock awards which had not vested as of September 3, 2015.

(12)	Includes 22,000 shares subject to options exercisable within sixty days of September 3, 2015.

(13)	Includes 25,750 shares subject to options exercisable within sixty days of September 3, 2015.

(14)	Includes 19,500 shares subject to options exercisable within sixty days of September 3, 2015.

(15)	Includes 22,000 shares subject to options exercisable within sixty days of September 3, 2015.

(16)	Includes 15,750 shares subject to options exercisable within sixty days of September 3, 2015.

(17)	Includes 1.334 shares subject to options exercisable within sixty days of September 3, 2015.

(18)	Includes 1,334 shares subject to options exercisable within sixty days of September 3, 2015.

(19)
For all current executive officers and directors as a group, includes a total of 845,217 shares subject to options exercisable within sixty days of September 3, 2015 and 21,250 shares held pursuant to restricted stock awards which had not vested as of September 3, 2015.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis describes the compensation of Cree’s named executive officers for fiscal 2015. It is comprised of the following sections explaining the decisions that were made in determining the fiscal 2015 compensation for each named executive officer:

1)	Executive Summary: highlights Cree’s compensation philosophy and elements, and fiscal 2015 performance and pay;

2)	Compensation Philosophy and Objectives: discusses the philosophy behind Cree’s compensation practices;

3)	Compensation Process: discusses how each element of compensation is determined;

4)
Elements of Executive Compensation and Analysis of Fiscal 2015 Compensation Decisions: provides greater detail on each element of compensation and the individual compensation of each named executive officer; and

5)	Additional Information: discusses additional policies and arrangements related to executive compensation.
Executive Summary
The Compensation Committee of the Board of Directors has overall responsibility for executive officer compensation, including defining the compensation philosophy, setting the elements of compensation and approving individual compensation decisions. The Committee is also responsible for overseeing administration of compensation and benefit programs and plans in which the executive officers are eligible to participate.
The Committee believes that executive officer compensation should:

•	be linked closely to Cree’s performance;

•	align the interests of the executives with those of Cree’s shareholders;

•	provide incentives for achieving financial and business goals; and

•	provide individual executive officers with the opportunity to earn compensation at levels that are competitive with executives in comparable jobs within Cree’s peer company group.
The primary elements of Cree’s executive compensation program are:

•	base salary;

•
performance-based cash incentive compensation, which is paid annually under our long-term incentive compensation plan (or LTIP) for our CEO and our other named executive officers, and which is paid quarterly under our management incentive compensation plan (or MICP) for our named executive officers other than the CEO; and

•	long-term equity incentive compensation, in the form of options, restricted stock units (RSUs) and performance stock units (PSUs).
The cash incentive and equity incentive elements are linked directly to Cree’s corporate performance and shareholder return, and these elements account for the majority of the target total direct compensation (as defined below) of each executive officer. While these incentive elements provide an opportunity for the executive officer to realize considerable value, total direct compensation actually earned can vary substantially from the target total direct compensation depending on the degree to which Cree’s financial and business objectives are achieved for the relevant fiscal year and shareholder value is increased.
Cree’s performance in fiscal 2015 showed progress in expanding our Lighting Products and Power & RF businesses mixed with challenges in the LED industry that affected Cree’s LED Products business. Fiscal 2015 revenue was similar to fiscal 2014 at $1.63 billion, as growth in Lighting Products mostly offset the decline in LED Products. Non-GAAP net income declined to $72 million or $0.64 per diluted share as profit growth in Lighting Products and Power & RF was not enough to offset the significant decline in LED Products’ profits and the related restructuring costs (Cree’s net loss on a GAAP basis was $64 million or $0.57 per diluted share; Cree’s non-GAAP results exclude stock-based compensation expense; amortization or impairment of acquisition-related intangibles;

asset retirement charges; charges associated with the LED business restructuring in June 2015; net changes associated with equity method investments; and the net income tax effect associated with the foregoing).
Given these fiscal 2015 financial results for Cree, as will be seen below, Cree’s executive compensation program worked as intended for fiscal 2015, because the average actual total direct compensation ultimately received by the named executive officers for fiscal 2015 was far below the target total direct compensation for fiscal 2015. The Committee remains committed to reinforcing Cree’s pay-for-performance philosophy in fiscal 2016 and beyond, and has similarly designed the fiscal 2016 compensation packages accordingly.
Named Executive Officers
The named executive officers who were serving as executive officers of Cree at the end of fiscal 2015 were:

•	Charles M. Swoboda, Chairman, Chief Executive Officer and President;

•	Michael E. McDevitt, Executive Vice President and Chief Financial Officer;

•	Norbert W. G. Hiller, Executive Vice President–Lighting; and

•
Franco Plastina, Interim Executive Vice President–Power & RF (appointed effective June 8, 2015, in connection with the previously announced potential initial public offering of stock of Cree’s Power & RF business).

Except as otherwise indicated, where the discussion below refers to “named executive officers,” it refers to the three named executive officers who served throughout fiscal 2015 (Messrs. Swoboda, McDevitt and Hiller) and not to Mr. Plastina, who became an executive officer in the last month of the fiscal year. Key actions the Committee took in August 2014 with respect to the named executive officers are summarized below. These actions are discussed in depth below under “Elements of Executive Compensation and Analysis of Fiscal 2015 Compensation Decisions—Overall Program Design and Fiscal 2015 Implementation.”

•
Base salaries. The Committee approved annual merit increases in base salary for Messrs. Swoboda, McDevitt and Hiller in August 2014 to make the officers’ salaries more competitive in the marketplace, and to align these officers’ salaries with the 50th percentile of the “market data” (as such term is described and defined in “Role of Benchmarking and Comparative Analysis” below).

•
Proportion of performance-based pay. Approximately 88% of the CEO’s target total direct compensation for fiscal 2015 was comprised of variable performance-based pay in the form of short-term cash incentives and long-term equity awards. On average, approximately 81% of the other two named executive officers’ target total direct compensation for fiscal 2015 was comprised of these components.

•
Aggressive financial targets for performance-based cash incentive compensation. The Committee established challenging annual financial targets for the fiscal 2015 performance-based cash incentive programs that applied to all of Cree’s named executive officers, and the CEO similarly established challenging quarterly financial and individual targets under the MICP in which all of the named executive officers other than the CEO participate. Cree did not reach the threshold target for payout under its annual financial targets in fiscal 2015, and therefore the CEO and the other named executive officers did not receive any of their targeted annual cash incentive compensation under the LTIP. Cree did achieve its quarterly financial targets in one of the four fiscal quarters, and therefore the named executive officers who participate in the MICP (all named executive officers other than the CEO) received quarterly cash incentive compensation for that one quarter.

•
Long-term equity compensation. Cree grants equity awards to the named executive officers in the form of stock options, RSUs and PSUs to align the interests of the named executive officers with Cree shareholders and to facilitate executive officer retention. Cree did not reach the threshold for vesting of the PSUs under the established annual financial targets for fiscal 2015, and as a result the PSUs did not vest, and no compensation was received for fiscal 2015 by the named executive officers under the PSUs.

Compensation Philosophy and Objectives
The Committee believes that the compensation packages provided to the named executive officers should include both cash and stock-based compensation and should utilize performance-based compensation to reward performance as measured against established business goals, which results in increased compensation to the executive officers if Cree meets or exceeds these goals. For fiscal 2015, the Committee endeavored to create compensation packages for the named executive officers with the general goal that approximately 75% (or more) of such individuals’ total direct compensation would be at risk, and would generally only be earned by the executives based on increasing Cree’s operating profits, which historically have been highly correlated with an increase in Cree shareholder value.
For fiscal 2015, the Committee generally targeted total target cash compensation (consisting of base salary and targeted short-term cash incentives), and total target direct compensation (consisting of total target cash compensation plus long-term equity compensation valued using Black-Scholes), to be between the 50th and the 75th percentiles of the market data, although only two of the named executive officers’ target total cash compensation for fiscal 2015 (Messrs. McDevitt and Hiller) fell between the 50th and the 75th percentiles of the market data. Mr. Swoboda’s target total cash compensation for fiscal 2015 was at the 50th percentile of the market data. Actual total cash compensation, or TCC, and actual total direct compensation, or TDC, for fiscal 2015 would then vary with the performance-based elements of TCC or TDC based on corporate and individual performance for fiscal 2015.
In setting fiscal 2015 compensation for the named executive officers, the Committee:

•	evaluated each element of compensation as compared to executives in similar roles in Cree’s Peer Group (as defined below) and the Radford Global Technology survey;

•	assessed the performance of the named executive officers, and considered the scope of responsibility and strategic impact of their respective roles within Cree;

•	emphasized variable and performance-based compensation to motivate executives to achieve Cree’s business objectives and align pay with performance; and

•
utilized equity compensation to create a culture of ownership and focus on long-term growth to ensure that equity compensation would continue to play a significant role in the total pay mix for the executives, in order to ensure their alignment with shareholder interests.

Compensation Process
Role of Compensation Consultant
The Committee has engaged Radford, an Aon Hewitt Company, to act as the Committee’s independent compensation consultant. The Committee has assessed Radford’s independence and determined that Radford had no conflicts of interest in connection with its provision of services to the Committee. Radford reports directly to the Committee and works with management only at the Committee’s direction. For fiscal 2015, Radford was given the overall directive to assist the Committee with implementing Cree’s compensation philosophy for the executive officers in keeping with overall objectives, including gathering relevant market data to assist the Committee in making compensation decisions for the named executive officers, as well as reviewing Cree’s severance and change in control arrangements as compared to those of the Peer Group. Cree also purchases published compensation and benefits surveys from Radford, and on occasion, engages Radford to provide consulting services for non-executive compensation matters. The fees paid to Radford for these additional services did not exceed $120,000 in fiscal 2015.
Role of Executive Officers
No executive officer, including the CEO, provides input to the Committee into setting his own compensation, but executive officers are provided the opportunity to make recommendations regarding individual goals under the MICP, and, with respect to the CEO, annual corporate goals. The CEO is responsible for annually evaluating the performance of the named executive officers (except himself), developing performance summaries and making recommendations to the Committee based on those reviews for the compensation of those executives, which reviews are one factor the Committee considers in making final compensation decisions. Further, the CEO coordinates with executive officers throughout the fiscal year in setting quarterly individual goals under the MICP and sets the quarterly Company performance goals under the MICP.
Role of Benchmarking and Comparative Analysis (Market Data)
The Committee uses market analyses provided by Radford as a reference point to evaluate the competitiveness of Cree’s compensation packages for the executive officers. Radford develops a market composite (referred to herein as “market data”) using equally weighted data from two sources: (1) public company filings from a select peer group (the “Peer Group”); and (2) the Radford Global Technology survey (composed of other technology companies of comparable size to Cree). Data from the survey is aggregated and individual company information is not determinable. Jobs of similar scope and responsibility as those at the Peer Group companies and companies included in the Radford survey are identified and a market composite is created for each of the executive officer roles. The Committee uses this market data to analyze base salary, short-term cash incentive compensation, TCC, equity compensation, and TDC.
Peer Group
The Committee, assisted by Radford, selects Cree’s peer group based on the following criteria:

•	semiconductor or semiconductor-related business;

•	semiconductor device companies (as opposed to equipment companies);

•	“clean” technology companies (those who offer products and services to reduce the use of natural resources);

•	comparable revenue, market capitalization, and market capitalization as a multiple of revenue;

•	comparable number of employees; and

•	companies against which Cree competes for executive talent.
The Committee reviews the Peer Group each year, typically in May, to determine if companies should be added or removed from the Peer Group list. Based on size of company by revenues, number of employees, net income and market capitalization, among other factors, Radford recommended that for Cree’s fiscal 2015 Peer Group, the Committee should consider retaining the same companies as were in Cree’s fiscal 2014 Peer Group, and for fiscal 2015, the Committee decided to leave the Peer Group companies unchanged from the fiscal 2014 Peer Group. Accordingly, the Peer Group companies for Cree for fiscal 2015 were:

Acuity Brands, Inc.	LSI Corporation
Altera Corporation	Maxim Integrated Products, Inc.
Analog Devices, Inc.	Microchip Technology Incorporated
Atmel Corporation	Microsemi Corporation
AVX Corporation	RF Micro Devices, Inc.
Fairchild Semiconductor International, Inc.	Skyworks Solutions, Inc.
First Solar, Inc.	SunEdison, Inc.
Hexcel Corporation	Xilinx, Inc.
Linear Technology Corporation

In May 2015, the Committee evaluated Cree’s performance against the performance of the 2015 Peer Group through the last completed fiscal years for which data was available (for both the 2015 Peer Group and Cree). Cree’s relative financial performance compared to that of the 2015 Peer Group companies on a one-year, three-year and five-year basis through their last completed fiscal years is as follows:

•	revenue growth rate—above the 90th percentile for the three-year and five-year period and above the 70th percentile for the one-year period; and

•	net income growth—above the 80th percentile for the one-year and five-year period and above the 60th percentile for the three-year period.
Radford Global Technology Survey
The Committee also considered the Radford Global Technology survey as another source of competitive data to ascertain compensation levels in the broader competitive market. For benchmarking purposes in fiscal 2015, the Committee selected data from the surveys for public high-technology companies with annual revenue levels between $1 billion and $3 billion for Messrs. Swoboda and McDevitt. A list of these companies can be found in Appendix A. Radford benchmarked Mr. Hiller against companies with revenues of $500 million to $1.5 billion. These Radford analyses included comparisons to the 25th, 50th, and 75th percentiles on base salary, short-term cash incentive compensation, TCC, equity compensation, and TDC.

Determination of Target Total Direct Compensation (TDC)
In May 2015, as part of the Committee’s regular compensation process, Radford presented the Committee an overview of regulatory trends and developments in executive compensation. In August 2015, Radford presented a comprehensive analysis of Cree’s executive compensation as compared to market data and in light of these trends and developments. Radford presented analyses of base salary, performance-based cash incentives, and equity award levels for each executive officer and made recommendations to the Committee using criteria that align with Cree’s compensation philosophy. In addition, the CEO made recommendations with respect to base salary adjustments for executive officers other than himself. The Committee then assessed each compensation component as described below:

•	Base salary increases, if any, are based on:

–
individual performance, including but not limited to, achievement of financial objectives, strategy development and implementation, and overall leadership capabilities including demonstration of the Cree values;

–	responsibilities for which the executive is accountable; and

–	relative position of the executive’s current salary to the market data for that job.

•	Cash-based performance incentive targets as a percentage of base salary are evaluated and approved based on the:

–	level of impact each of the respective executive officer roles has on financial and strategic results;

–	desired mix of base salary, short-term and long-term incentive compensation; and

–	relative position of the executive’s current cash-based performance incentive targets to the market data and comparable short-term incentive targets as a percent of base salary for that job.

•	Stock option, RSU and PSU guidelines are assessed based on the:

–	level of the executive within the organization and the desire to most closely link jobs with the highest impact on financial results to the returns experienced by Cree’s shareholders;

–	scope of responsibilities for which the executive is accountable; and

–	competitive position of Cree’s target long-term equity incentive compensation as compared to the market data.
After a comprehensive review of these elements, the Committee developed target TCC and target TDC for each of the named executive officers.
Determination of Financial and Individual Objectives
Each August, the Committee approves one or more annual financial targets that align with Cree’s strategic and financial goals for the coming fiscal year. The annual financial targets approved by the Committee for fiscal 2015 were stated in terms of revenue and non-GAAP operating income. Non-GAAP operating income for fiscal 2015 equals Cree’s GAAP operating income excluding stock-based compensation expense; amortization or impairment of acquisition-related intangibles; asset retirement charges; charges associated with the LED business restructuring in June 2015; net changes associated with equity method investments; and the net income tax effect associated with the foregoing. Each named executive officer’s performance is assessed against these objectives. The named executive officers, excluding the CEO, are also evaluated against quarterly financial and individual objectives that are established by the CEO. Achievement of these pre-determined financial and individual objectives determines the eventual performance incentive payouts as defined by the program guidelines.
Performance Assessment and Approval of Performance-based Cash Incentives
The Committee has delegated authority to the CEO to approve quarterly payouts under the MICP. Throughout the year, the executive officers have the opportunity to provide input into developing their quarterly individual goals. At the end of each quarter, the executive officers’ performance is assessed against those goals and the CEO reviews and approves quarterly payouts, if any, under this performance-based cash incentive plan.
At the close of each fiscal year, the CEO reviews the performance of each executive officer (other than himself) and develops a performance summary and recommendations for base salary increases. The CEO also recommends any annual payout for the performance units for the named executive officers under the LTIP, which is based on pre-approved financial targets at prescribed payout levels, all as previously approved by the Committee in the previous

August (at the beginning of the fiscal year). These recommendations are presented to the Committee and are one factor the Committee considers in making final compensation decisions for the recently completed fiscal year and the upcoming fiscal year.
Each August, the independent members of the Board of Directors evaluate the CEO’s performance for the just ended fiscal year. His performance is assessed based on financial results, overall leadership, and achievement of strategic objectives for that completed fiscal year. A summary of this evaluation is presented to the Committee along with the short-term incentive payout recommendation for the previous fiscal year, which is based solely on Cree’s financial performance during that previous fiscal year. The Committee then also determines the pay actions, if any, that will be taken for the CEO for the upcoming fiscal year, including target TCC and target TDC.
Role of Tally Sheets
In making compensation decisions for the CEO for each fiscal year, the Committee members review a three-year tally sheet. The tally sheet lists the individual elements of compensation for the past three fiscal years and provides an arithmetic value and summary of the individual elements. This summary provides the Committee with the value of the CEO’s compensation package and assists the Committee in determining appropriate changes for the upcoming fiscal year. Consideration of these factors is necessarily subjective in nature and actual pay decisions involve the subjective discretion of the Committee.
Role of the Advisory (Non-binding) Shareholder Vote to Approve Executive Compensation
Cree provides its shareholders with the opportunity to cast an annual advisory (non-binding) vote to approve executive compensation, or the “Say-on-Pay” proposal.  At the 2014 Annual Meeting of Shareholders, a substantial majority of the votes cast at that meeting (92%) were voted in favor of the Say-on-Pay proposal, which the Committee believes affirms shareholders’ support of Cree’s executive compensation program. The Committee considered the result of this vote, and following such consideration, did not make any material changes to Cree’s executive compensation decisions or policies. The Committee will continue to consider the outcome of the Say-on-Pay votes when making future compensation decisions for the named executive officers.
Elements of Executive Compensation and Analysis of Fiscal 2015 Compensation Decisions
The primary elements of Cree’s executive compensation program are described below. The term “market data” is described under “Role of Benchmarking and Comparative Analysis” above.

Compensation Element	Purpose	Practice
Base salary	Annual cash compensation for services rendered during the fiscal year.
Competitive market ranges are established using the 50th and 75th percentiles of the market data as “goal posts.” Actual executive salary is based on a holistic assessment by the Committee of the scope of position, experience, overall contributions to Cree’s success and individual performance and may be outside of these goal posts (and often is outside these goal posts given the Committee’s desire to have significant performance based compensation).

Performance-based cash incentive compensation
Annual cash payments for achieving predetermined financial goals and, for all executive officers except the CEO, quarterly cash payments for achieving predetermined financial and/or individual performance goals.

Target incentives, as a percentage of an executive’s base salary, are established based on market data. Actual payout is linked directly to the achievement of specified individual performance and/or corporate financial goals. The CEO and other named executive officers are eligible for annual payouts under the LTIP, and the named executive officers other than the CEO are also eligible for quarterly payouts under the MICP.

Compensation Element	Purpose	Practice
Long-term equity incentive compensation	Time-based stock options, restricted stock units and performance stock units that are designed to drive executives’ focus on long-term growth and increased shareholder value and to promote retention.
Equity award grants are based on an evaluation of market data, corporate performance and potential retention risks. Equity levels vary among participants based on position and individual performance. Equity comprises a larger portion of the total direct compensation than the other pay elements.

Post-termination and severance benefits	To provide for certain limited economic security in the event an executive officer is terminated without cause or resigns with good reason.
Cree has entered into a change in control agreement with each named executive officer serving as an executive officer as of the end of fiscal 2015 (other than Mr. Plastina), which features a “double trigger,” described in “Change in Control Agreements” on page 42 below. Each such named executive officer is also covered under a severance plan which provides for severance benefits in the event the executive officer is terminated without cause or resigns for good reason (provided that he is not entitled to severance under the severance plan if he is entitled to severance under the change in control agreement).

Other benefits	To attract and retain executives by providing market competitive benefits.
Other benefits are generally those available to all employees. The only perquisite offered to named executive officers is the availability of a voluntary comprehensive physical examination once every two calendar years until age 50 and once per calendar year over age 50.

The Committee demonstrates its commitment to paying executive officers based on performance through the design of Cree’s compensation programs and the setting of stretch goals that support Cree’s growth strategy and commitment to increasing shareholder value. The Committee is also committed to maintaining a compensation program that creates appropriate incentives and does not create risks that are reasonably likely to have a material adverse effect on Cree. See “Compensation Program Risk Assessment” on page 15 for details regarding the Committee’s annual assessment of the compensation program.
Overall Program Design and Fiscal 2015 Implementation
For fiscal 2015, in August 2014 the Committee evaluated Cree’s fiscal 2014 performance to determine performance rewards for fiscal 2014 performance and as an initial reference point in setting fiscal 2015 objectives. Cree’s results for fiscal 2014 were strong:

•	Revenue increased 19% to a record $1.65 billion;

•	Non-GAAP net income increased 31% to $203 million, or $1.65 per diluted share;

•	Cash and investments increased to $1.2 billion; and

•	Cree made excellent progress on all four of its key objectives for fiscal 2014:

◦	leading with innovation across all product lines by delivering next generation products that cost up to 40% less than the previous generation;

◦	establishing the Cree brand as the leader in consumer LED lighting;

◦	making progress in targeted market segments like automotive dealership lighting and expanding capabilities to serve existing lighting owners across a range of applications; and

◦	delivering on profit and growth objectives while also making significant investments in the future.

Based on this strong performance and other factors, the Committee determined to set target TDC for the named executive officers between the 50th and 75th percentiles of the market data.
Each compensation element is discussed and analyzed below along with the Committee’s decisions regarding compensation actions for fiscal 2015.
Base Salary
Base salary ranges are established for each executive officer based on job responsibilities along with the competitive range derived from market data. The Committee considers several factors when determining whether and where to set actual base salaries within the competitive range and whether to increase the base salaries. It assesses the executive’s performance against corporate and individual goals, experience, qualifications and scope of responsibilities. The Committee also assesses competitive salary practices by Peer Group companies and as reported in the Radford Global Technology survey. Further, the Committee considers the portion of each named executive officer’s TDC that is comprised of fixed compensation (base salary) and the portion that is comprised of at-risk compensation (performance based incentives). The Committee is committed to reinforcing pay-for-performance, which it does by ensuring that fixed pay is a relatively small proportion of TDC, while remaining within the market competitive range.
The Committee approved base salary merit increases for the named executive officers in August 2014, resulting in the following base salaries for fiscal 2015:

Executive Officer	Fiscal 2014 Salary	Fiscal 2015 Salary		Percentage Increase
Charles M. Swoboda	$750,000	$785,000		4.7%
Michael E. McDevitt	$395,000	$440,000		11.4%
Norbert W. G. Hiller	$380,000	$420,000		10.5%
Franco Plastina	N/A	$450,000	[1]	N/A

1 Mr. Plastina was appointed Interim Executive Vice President–Power &RF, effective June 8, 2015. Prior to that date he was not an employee of the Company. Mr. Plastina was appointed to this position with Cree in connection with the previously announced potential initial public offering of stock of Cree’s Power & RF business. Mr. Plastina is expected to be the Chief Executive Officer of this business upon the completion of its initial public offering of stock. Mr. Plastina’s base salary was set by the Committee in May 2015 based on a similar process as used for the other named executive officers. The Committee set Mr. Plastina’s base salary slightly above the 50th percentile of the relevant market data provided by Radford.

The Committee considered the following factors when determining the fiscal 2015 base salaries for the named executive officers:

•
Charles M. Swoboda. Both Mr. Swoboda’s quantitative and qualitative leadership ratings from the Board’s leadership assessment were strong, which was a key consideration of the Committee in determining the level of base salary increase for Mr. Swoboda. The Committee considered the Board’s ratings of Mr. Swoboda’s strategic and leadership accomplishments as reflected in his annual performance evaluation when approving this base salary increase. Mr. Swoboda’s base salary merit increase also reflected that he had been below the 50th percentile in base salary and his TCC was between the 25th and 50th percentile of the market data. Following his base salary increase, Mr. Swoboda’s base salary was at the 50th percentile of the market data.

•
Michael E. McDevitt. Mr. McDevitt has served as Cree’s Executive Vice President and Chief Financial Officer since February 2013, having previously served as the Vice President and Interim Chief Financial Officer since May 2012. Based on his strong individual performance during his time as Chief Financial Officer and the relevant market data, Mr. McDevitt was given the base salary increase described above. With this base salary increase, Mr. McDevitt was at the 50th percentile of the market data in base salary.

•
Norbert W. G. Hiller. Mr. Hiller has served as the Executive Vice President–Lighting since November 2013, having previously served as the Executive Vice President–LED Products. Based on his strong individual performance during his time as EVP–Lighting and the relevant market data, Mr. Hiller was given the base salary increase described above. With this base salary increase, Mr. Hiller was slightly below the 50th percentile of the market data in base salary.

Performance-Based Cash Incentive Compensation
Cree pays annual performance-based cash incentive compensation to the CEO and the other named executive officers for achievement of annual financial objectives under the LTIP. In addition, under the MICP, Cree pays the named executive officers (other than the CEO) quarterly performance-based cash incentive compensation for achievement of quarterly financial and individual objectives. The Committee measures the performance of Cree against annual financial objectives established at the beginning of the fiscal year. The CEO measures the performance of the other named executive officers against quarterly financial and individual objectives established at the beginning of each fiscal quarter.
Long-Term Incentive Compensation Plan (LTIP)
As explained above, the CEO and the other named executive officers are eligible to receive annual performance-based cash incentive compensation under the LTIP (referred to as performance units). Mr. Swoboda does not participate in any other cash-based performance incentive plan, including the MICP. The LTIP is designed to comply with Section 162(m) in that performance unit awards are contingent upon achievement of pre-determined corporate objectives. Awards are paid based on achievement of these performance goals established under the LTIP and are calculated using a pre-defined formula based on the level of Cree’s financial performance, and the target awards are expressed as a percentage of the named executive officer’s base salary. Any payment under these performance units are paid only in cash. In August 2014, each of the named executive officers received performance units under the LTIP for fiscal 2015 with the same annual targets as those established for the annual corporate performance goals under the MICP (discussed below).
For fiscal 2015, the annual financial targets approved by the Committee were stated in terms of revenue and non-GAAP operating income (equal to GAAP operating income excluding stock-based compensation expense and amortization or impairment of acquisition-related intangibles; asset retirement charges; charges associated with the LED business restructuring in June 2015; net changes associated with equity method investments; and the net income tax effect associated with the foregoing). In addition, before any annual payouts could be made under the LTIP (or the MICP) for fiscal 2015 performance, the Committee determined that a minimum non-GAAP operating income threshold for fiscal 2015 must be met first in order for any annual award to be paid (even if the revenue target was otherwise met).
Except as provided in the severance plan discussed below, or with respect to death or long-term disability or a change in control, (1) the named executive officer must have been continuously employed as an executive officer through the last day of the performance period; (2) the performance units would not be considered earned until the last day of the performance period; and (3) if the named executive officer terminated his employment prior to the last day of the performance period, with or without cause, he would have forfeited his performance units.
Management Incentive Compensation Plan (MICP)
Like the LTIP, the MICP provides guidelines for the calculation of annual and quarterly performance-based cash incentive compensation, subject to Committee oversight and modification. The participants in the MICP include the named executive officers (other than the CEO), other senior level managers who report directly to the CEO, and other key employees identified as participants by the CEO. As described above, for fiscal 2015, the named executive officers, other than Mr. Swoboda (who does not participate in the MICP), were granted performance units under the LTIP instead of participating in the annual component of the MICP. Accordingly, only the quarterly components of the MICP are discussed below.
Awards under the MICP are determined based on performance measures in two categories: corporate goals, set both annually and quarterly; and individual goals, which are established quarterly. Under the MICP, the annual corporate performance goals are one or more annual financial targets recommended by the CEO and approved by the Committee at the beginning of the fiscal year. For fiscal 2015, the annual financial targets approved by the Committee were the same under the LTIP and the MICP. In addition, before any annual payouts could be made under the MICP (or the LTIP, as described above) for fiscal 2015 performance, the Committee determined that a minimum non-GAAP operating income threshold for fiscal 2015 must be met first in order for any annual award to be paid (even if the revenue target was otherwise met).
Similarly, under the MICP, quarterly corporate performance goals are one or more financial targets established by the CEO for a fiscal quarter at the beginning of each quarter. For fiscal 2015, the quarterly financial targets were consistent with quarterly corporate financial guidance and were stated in terms of revenue and non-GAAP operating income.
Individual goals are performance objectives specific to the individual or the individual’s business unit’s performance for the fiscal quarter. No award may be paid based on achievement of individual goals in a fiscal quarter unless Cree first achieves its corporate financial goals for that quarter, unless otherwise determined by the CEO or the Committee, as described below.
Quarterly corporate goals and individual goals are measured at quarter end, and any corresponding awards are paid to eligible participants following approval of the award amounts by the CEO. In order to ensure Cree’s best interests are met, the amount of a payment on an award otherwise calculated in accordance with the MICP may be increased, decreased or eliminated at any time prior to payment, in the sole discretion of the CEO, except that no change with respect to any award to any executive officer of Cree shall be made without Committee approval. The actual awards paid to participants, if any, may vary with the level of achievement of the corresponding goals but cannot exceed the aggregate level approved by the Committee for 100% achievement.
Unless otherwise approved by the Committee in the case of executive officers or by the CEO in any other case, and except in the case of termination due to retirement, death or disability or in connection with a change in control, eligible participants must be employed by Cree on the last day of the performance period in order to receive payment for an award under the MICP. The MICP provides that, in the event of a change in control, Cree’s performance against the quarterly corporate goals and each participant’s performance measurement against individual goals for any performance period ending after the effective date of the change in control will be deemed to be 100%, Cree’s performance against the annual corporate goals will be deemed to be at least 100%, and the associated awards will be paid regardless of whether the participant remains employed during or at the end of the performance period.
Cash Incentive Targets and Components under MICP and LTIP
Consistent with Radford’s analysis of Cree’s executive compensation as compared to the market data, in August 2014, the Committee increased Mr. Swoboda’s annual target cash incentive award for fiscal 2015 to 140% of his base salary. This increase moved Mr. Swoboda’s target TCC to slightly above the 50th percentile of the market data.
The target cash incentive awards for the other named executive officers are summarized as follows:

•
In August 2014, the Committee set the total cash incentive target at 80% of base salary for each of Messrs. McDevitt and Hiller, which put Mr. McDevitt’s and Mr. Hiller’s target TCC at approximately the 50th percentile of the market data.

•	Annual goals continue to comprise 60% of the target incentive (equal to 60% of 80%, which is 48% of base salary).

•
Quarterly goals continue to comprise 40% (10% per quarter) of the target incentive (equal to 40% of 80%, which is 32% of base salary). 50% of the quarterly goals represent the achievement of corporate financial objectives and 50% represent the achievement of individual objectives. No payout is made in any given quarter if the corporate financial objective is not met.

Mr. Plastina was not granted any cash incentive awards for fiscal 2015.
A schematic of the plan design for named executive officers, excluding the CEO, is shown below:

Target as Percent
of Base Pay
80%
Annual Corporate
Financial Goals
80% x 60% = 48%
Quarterly Goals
80% x 40% = 32%
Threshold Measure
Non-GAAP Operating Income
Weight = 50%
Revenue
Weight = 50%
Quarterly Corporate
Objectives
Weight = 50%
Individual
Objectives
Weight = 50%

LTIP and MICP Annual Component
When determining the level of annual cash-based awards payable under the LTIP (or MICP), performance against each financial measure is weighted equally in determining the amount of any annual award payout, and the annual award payout percentage is the average of the percentage of achievement of each measure, rounded to the nearest whole percentage. For fiscal 2015, in August 2014 the Committee determined that no payout would be made for the annual corporate financial goals unless the minimum non-GAAP operating income threshold was achieved. Provided that the minimum non-GAAP operating income goal was achieved, if attainment of a goal met or exceeded the minimum performance level but fell below the target, a payment would be earned of at least 50% but less than 100% of the target award opportunity for such annual corporate goal, and if attainment of a goal met or exceeded the target performance level but fell below the maximum, a payment would be earned of at least 100% but less than 200% of the target award opportunity for such corporate goal. The maximum payment for any annual award payout would be 200% of the target annual award opportunity.
MICP Quarterly Component
Quarterly targets are set at the beginning of each fiscal quarter. For fiscal 2015, quarterly targets were measured in terms of (1) both revenue and non-GAAP operating income, consistent with quarterly corporate financial guidance; and (2) individual performance objectives specific to each named executive officer (other than the CEO). Individual performance objectives during fiscal 2015 for each of the named executive officers were as follows:

•
Michael E. McDevitt. Mr. McDevitt’s individual objectives encompassed Company financial goals, as well as reducing operating expenses and inventory, increasing free cash flow and implementing updated IT systems.

•	Norbert W. G. Hiller. Mr. Hiller’s individual objectives encompassed Lighting business unit financial goals, as well as launching certain new lighting products and increasing new product revenue.
Under the MICP, an executive can only earn a payout for a quarter if the minimum level of the corporate performance goal for that quarter was achieved. If the minimum level of the corporate performance goal was achieved for the quarter, the executive would receive 50% of the target quarterly award opportunity; if the executive also achieved individual performance goals, he could receive up to 100% of the target quarterly award opportunity, with the exact percentage depending on the level of achievement of his individual performance goals.

Performance Goals for Fiscal 2015
Annual Corporate Goals
Minimum, target, and maximum annual goals for fiscal 2015 for each performance measure were pre-set and approved by the Committee in August 2014 based upon a comparison to the actual revenue and non-GAAP operating income actually achieved in fiscal 2014. Minimum revenue and non-GAAP operating income goals for fiscal 2015 were equal to the fiscal 2014 actual results. The fiscal 2015 target revenue and non-GAAP operating income goals were set at 21% and 20%, respectively, above the fiscal 2014 actual results, and the maximum revenue and non-GAAP operating income goals were set at 33% and 30%, respectively, above the fiscal 2014 actual results.
The Committee established the following goals for fiscal 2015:

Performance Goal	Minimum	Target	Maximum
Revenue	$1.65B	$2.00B	$2.20B
Non-GAAP operating income	$228.0M	$274.0M	$297.0M
Results and Actual Payouts for Fiscal 2015
Cree did not reach the $228.0 million minimum level of non-GAAP operating income required for the LTIP (and MICP) annual payments, achieving non-GAAP operating income of $67.1 million (Revenue was $1.63 billion, just below the minimum of $1.65 billion). Consequently, no annual payouts were made to the CEO and the other named executive officers under the LTIP. Cree achieved the financial goals in only one of the four quarters of fiscal 2015, so quarterly payouts were made for one fiscal quarter to each named executive officer other than the CEO under the MICP. Accordingly, the named executive officers earned the following performance-based incentive cash awards for fiscal 2015:

Executive Officer	Target Award	Actual Award Earned	Actual Award as a Percent of Target	Actual Award as a Percent of Salary
Charles M. Swoboda	$1,099,000	$0	0%	0%
Michael E. McDevitt	$352,000	$21,120	6%	5%
Norbert W. G. Hiller	$336,000	$19,320	6%	5%
Franco Plastina [1]	N/A	N/A	N/A	N/A

1 As described above, Mr. Plastina was appointed Interim Executive Vice President–Power &RF, effective June 8, 2015, and was not granted any awards for fiscal 2015. Prior to that date, he was not an employee of the Company. In connection with his new job duties with Cree, his overall target percentage was set at 85% of base salary for fiscal 2016.

LTIP Equity Awards
Equity awards are granted to the named executive officers under the shareholder-approved LTIP to align their performance with shareholder interests, provide an opportunity for these officers to increase their ownership stake in Cree, and also provide for executive officer retention. The Committee emphasizes the importance of company and shareholder value growth by endeavoring to create compensation packages for the named executive officers with the general goal that approximately 75% or more of such individuals’ TDC would be at risk, and would generally only be earned by the executives based on increasing Cree’s operating profits, which historically have been highly correlated with an increase in Cree shareholder value. As a result, for fiscal 2015, the Committee approved grants of stock options, RSUs and PSUs as long-term equity compensation.
The Committee generally approves annual equity grants under the LTIP to be made on the first business day of September. The Committee awards equity grants without regard to any scheduled or anticipated release of material information, and does not accelerate or delay equity grants in response to material information or delay the disclosure of information due to plans to make equity grants.

Fiscal 2015 Equity Awards
The Committee approved the following equity grants to named executive officers at the August 2014 meeting. The awards were granted on September 2, 2014, and the stock options have an exercise price of $45.13:

Executive Officer	Stock Options	RSUs	Performance Stock Units
Charles M. Swoboda	64,000	60,000	20,000
Michael E. McDevitt	16,000	16,000	9,000
Norbert W. G. Hiller	13,000	13,000	9,000
In granting equity awards, the Committee considered Cree’s current and historical financial performance, along with each executive’s demonstrated ability to sustain performance over time.  The Committee also reviewed annual equity usage and assessed Cree’s historical use of shares, as compared to the peer companies. Specifically, the Committee determined that Cree’s annual burn rate, net of forfeitures, as of the end of fiscal 2014 had averaged approximately 2.9% of average weighted shares outstanding for fiscal 2014, and approximately 3.0% for the three fiscal year period, which the Committee has been advised by Radford is near the median rate among peer companies in the semiconductor industry.
Based on these considerations and the TDC analysis prepared by Radford, the Committee determined that the equity grant amounts above were appropriate, because these equity grants awarded to the named executive officers in August 2014, including the PSUs, reflected a target TDC between the 50th and 75th percentiles of the market data (based on the Black-Scholes value of such equity at the time of grant). The Committee believes that the grant sizes at this level reinforce the focus on enhancing shareholder value and position the target TDC within the desired range, while also meeting the goal of having approximately 75% of the named executive officers’ TDC at risk. Because Mr. Plastina was not appointed to his officer role until June 8, 2015, he did not receive any annual equity grants in September 2014 for his employee service (although he did receive the annual non-employee director grant described elsewhere in this Proxy Statement under “Director Compensation”), nor did he receive any additional equity grants in June 2015.
Equity awards are reflected as compensation for fiscal 2015 in accordance with applicable reporting requirements in the Summary Compensation Table on page 38 under the “Stock Awards” and “Option Awards” columns and in the Grants of Plan-Based Awards table on page 39.
Stock Options
Stock options are viewed as an effective form of equity compensation by the Committee because they only have value to the option holder when the stock price increases above the grant price, thereby resulting in economic value to the executive officers only if economic value is generated for shareholders. Stock options thus serve a vital purpose in aligning the interests of the named executive officers with the interests of Cree’s shareholders. Stock options are granted with an exercise price equal to the closing price of Cree’s common stock on Nasdaq on the date of the grant. The Committee may not grant options with an exercise price that is less than the fair market value of Cree’s common stock on the grant date.
All of the options granted to the named executive officers in fiscal 2015 vest ratably in equal annual increments over the first three years of the seven-year option term. Vesting ceases upon termination of employment and all unvested options are forfeited, and exercise rights cease 90 days thereafter, except in the case of death or disability. Vesting accelerates upon death or termination of employment due to disability, and the options may be exercised for a year after death or termination of employment due to disability unless they expire prior to that event. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to the option, including voting rights and the right to receive dividends or dividend equivalents.
Restricted Stock Units (RSUs)
Restricted stock units (RSUs), which are subject to time-based vesting, also align the interests of the named executive officers with the interests of Cree’s shareholders because the value of RSUs fluctuates with Cree’s stock price. The primary value of RSUs, however, is that they create a strong incentive for retention, as RSUs have full value to the named executive officers upon vesting.

RSUs granted to the named executive officers in fiscal 2015 vest ratably in equal annual increments over four years from the grant date. Vesting ends upon termination of employment, and all unvested shares of restricted stock are forfeited; however, vesting accelerates upon death or termination of employment due to disability. Under the terms of the named executive officers’ change in control agreements, however, vesting of options and restricted stock may also be accelerated in certain circumstances as discussed below.
Performance Stock Units (PSUs)
Performance stock units (PSUs) even further align the interests of the named executive officers with the interests of Cree’s shareholders because not only does the value of PSUs fluctuate with Cree’s stock price, but the performance criteria must first be met for the PSUs to vest. PSUs have retention incentives similar to RSUs, because PSUs will have full value to the named executive officers if the PSUs vest.
For fiscal 2015, in August 2014 the Committee granted PSUs to the named executive officers that would vest in full if Cree increased non-GAAP operating income for fiscal 2015 by at least 20%, year-over-year, from fiscal 2014, from $228 million for fiscal 2014 to at least $273.6 million for fiscal 2015, and would vest, if at all, as to 50% of the granted PSUs if Cree increased non-GAAP operating income for fiscal 2015 by at least 10%, year-over-year, from fiscal 2014, from $228 million for fiscal 2014 to at least $250.8 million for fiscal 2015, with vesting of pro-rata amounts of the PSUs between 50% and 100% based on Cree’s non-GAAP operating income for fiscal 2015 between $250.8 million and $273.6 million.
Vesting of these PSUs for fiscal 2015 ends upon termination of employment, and all unvested PSUs are forfeited. Unlike for RSUs, vesting of PSUs does not accelerate for the named executive officers upon death or termination of employment due to disability. Under the terms of the named executive officers’ change in control agreements, however, vesting of options and restricted stock may also be accelerated in certain circumstances as discussed below, but performance based awards like the fiscal 2015 PSUs are excluded from such acceleration.
Cree’s non-GAAP operating income for fiscal 2015 was $67.1 million, and as a result, none of the fiscal 2015 PSUs were earned and all of the 2015 PSUs were terminated and extinguished without vesting in September 2015.
Additional Information
Other Benefits and Perquisites
Consistent with Cree’s compensation philosophy, the Committee seeks to limit the perquisites provided to the named executive officers. Generally, the named executive officers are eligible to participate in only those benefit and retirement programs available to other employees, including Cree’s 401(k) plan, health and welfare plans, group term life insurance plan and Cree’s employee stock purchase program. The named executive officers receive matching contributions under the 401(k) plan consistent with other participating employees. Such matching contributions for named executive officers for fiscal 2015 are included in the Summary Compensation Table on page 38 under the “All Other Compensation” column.
The current named executive officers are eligible to participate in a voluntary executive physical program. This benefit is intended to encourage named executive officers to receive regular comprehensive physical examinations, as their future health and well being are important to Cree’s success. Each participant is encouraged to voluntarily elect a comprehensive physical examination once every two calendar years until age 50 and once per calendar year thereafter at a facility designated by Cree.
Post-Termination Arrangements
Cree has entered into a change in control agreement with each named executive officer that remains in effect so long as the executive is a Section 16 Officer (as defined below). This agreement provides for certain payments to the named executive officer in the event his employment is terminated without cause or he resigns for good reason in connection with a change in control of Cree. Additionally, the Committee has adopted the Severance Plan for Section 16 Officers, or the Severance Plan, which provides for severance benefits in the event an executive officer is terminated without cause or resigns for good reason and is not entitled to compensation under a change in control agreement. The only officers currently eligible to participate in this Severance Plan, and the only officers whose change in control agreements are still in effect, are the CEO, Executive Vice President and CFO, and Executive Vice President-Lighting. The Committee has approved these severance benefits following termination, both in the context of a change in control and in other circumstances, to encourage executive officers to act in Cree’s best interests without regard to potential concerns for loss of income in the event of a disagreement with management or the Board of Directors that leads to termination of employment.
Change in Control Agreements
Cree has entered into a Change in Control Agreement with each named executive officer to promote the stability and continuity of senior management as well as to ensure that the executive remains focused on Cree’s shareholders’ interests, rather than his own, in the context of a change in control transaction. Further, the change in control agreement features a double trigger, which means that payments are not triggered on a change in control unless, in connection with the change in control, the executive either (1) is terminated without cause; or (2) terminates his employment for good reason. Termination is considered to be in connection with a change in control if it occurs within 12 months following a change in control, or, with respect to our CEO, within 24 months following a change in control. See “Potential Payments upon Termination or Change in Control” on page 42 below.
In determining the various circumstances that trigger payment or provision of severance benefits to the named executive officers and the payment and benefit levels associated with each circumstance (other than such payments and benefits that are generally available to all employees), the Compensation Committee reviewed severance benefits data derived from proxy materials filed by our Peer Group. The Compensation Committee utilized this competitive severance benefits data as a check to determine whether each of the proposed severance payments and benefits for the named executive officers was set at an appropriate level for the circumstance that triggers payment or provision of benefits in light of market conditions. The Compensation Committee generally seeks to confirm annually that the level of each severance payment or benefit for the named executive officers is at or slightly above the median level of comparable payments and benefits offered to similarly situated executives in our Peer Group. In approving the provision of severance benefits to the named executive officers and the payment and benefit levels associated with each circumstance, the Compensation Committee was briefed by Radford on the overall competitiveness of the proposed severance payment and benefit levels for the named executive officers in a broader cross-section of the total market.
Severance Plan
The Severance Plan provides severance benefits in the event of termination of employment without cause or resignation for good reason to Cree’s officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, or Section 16 Officers.  All of the current executive officers are therefore eligible to participate in the Severance Plan. The Severance Plan will not apply to a Section 16 Officer, however, if he becomes entitled to the payment of severance benefits upon termination of employment in connection with a change in control pursuant to a separate agreement with Cree, such as the Change in Control Agreements described above.
In the event of termination of the CEO’s employment without cause or his resignation for good reason, he is entitled to 18 months’ continuation of base salary and a lump sum payment equal to 18 months of COBRA premiums. All other Section 16 Officers are entitled to 12 months’ continuation of base salary and a lump sum payment equal to 12 months of COBRA premiums. As amended in October 2013, the Severance Plan also provides that the Section 16 Officer will be entitled to receive an amount equal to the total payout at target for one year under the MICP and any performance unit grant in effect as of his termination date (or in the case of the CEO, an amount equal to 1.5 times the annual payout at target under any performance unit in effect as of his termination date), even though he is no longer employed on the date of payment.
The Severance Plan also provides that if the Section 16 Officer becomes generally disabled and his employment is terminated before he becomes eligible for benefits under Cree’s long-term disability program or if he elects to resign for good reason because Cree does not restore him to his prior position and level of authority after he returns from long-term disability leave, then he will be entitled to severance benefits under the Severance Plan. Severance benefits under the Severance Plan are subject to applicable tax withholdings and statutorily imposed payment terms and require the Section 16 Officer to sign a release of claims. The CEO is not required to extend his non-compete period as a condition to receipt of benefits under the Severance Plan.
Section 162(m) Treatment Regarding Performance-Based Equity Awards
The Committee reviews and considers the deductibility of executive compensation under Section 162(m), which provides that Cree may not be able to deduct compensation of more than $1,000,000 that is paid to certain executive officers. Performance-based compensation within the meaning of Section 162(m), including stock and cash incentive compensation under the LTIP, is excluded from this limitation. Cree seeks to structure the performance-based portion of the compensation of the executive officers in a manner that complies with Section 162(m) when Cree considers it to be in Cree’s best interests, taking into account all relevant factors. The deductibility of compensation payable to the executive officers, however, is only one among a variety of factors that the Committee may consider in determining appropriate levels or forms of compensation.
Share Ownership Guidelines
The Board of Directors has adopted Corporate Governance Principles for Cree that include share ownership guidelines for members of the Board of Directors and executive officers. Under these guidelines, within five years after election or appointment:

•	the CEO is expected to own shares with a value not less than five times his base salary;

•	each other executive officer is expected to own shares with a value not less than two times the officer’s base salary; and

•	each non-employee member of the Board of Directors is expected to own shares with a value not less than five times the sum of the director’s retainers for service on the Board and on Board committees.
Presently all directors and executive officers meet these minimum ownership guidelines.
Compensation Committee Report
The Compensation Committee met on August 24, 2015 and reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE

Thomas H. Werner, Chairman
Robert L. Tillman
Anne C. Whitaker

Summary of Cash and Certain Other Compensation
The following table summarizes the compensation of the Company’s chief executive officer and all other persons who served as named executive officers during fiscal 2015.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Charles M. Swoboda	2015	$779,615	$3,610,400	$1,016,909	—	$9,453	$5,416,377
Chairman, CEO and President	2014	$742,308	$3,276,000	$952,510	$796,875	$8,925	$5,776,618
	2013	$681,429	$1,443,250	$1,424,628	$870,113	$9,519	$4,428,939

Michael E. McDevitt	2015	$433,077	$1,128,250	$254,227	$21,120	$9,634	$1,846,308
Executive Vice President and CFO (3)	2014	$391,923	$1,201,200	$304,803	$227,520	$8,878	$2,134,324
	2013	$375,000	$268,180	$237,438	$243,176	$12,292	$1,136,086

Norbert W. G. Hiller	2015	$413,846	$992,860	$206,560	$19,320	$9,599	$1,643,185
Executive Vice President–Lighting (4)	2014	$379,231	$982,800	$247,653	$222,427	$8,339	$1,840,450
	2013	$353,290	$591,900	$474,876	$245,772	$12,110	$1,677,948

Franco Plastina	2015	$252,965	$191,532	—	—	—	$444,497
Interim Executive Vice President–
Power & RF (5)
________________

(1)
Represents the aggregate grant date fair value of service-based RSUs, PSUs and stock options granted during the fiscal years shown calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or ASC Topic 718. The aggregate grant date fair value is the amount we expect to expense in our financial statements over the award’s vesting schedule. See Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 28, 2015 for assumptions used in the calculations. There can be no assurance that the ASC Topic 718 grant date fair value amounts will ever be realized. In fact, because the PSUs did not pay out for fiscal 2015, the amount in the Stock Awards for Messrs. Swoboda, McDevitt and Hiller reflect $902,600, $406,170 and $406,170, respectively, that will not be received by the executives.

(2)
Amounts listed in column (i) represent matching contributions to the 401(k) retirement plan. No named executive officer received perquisites and personal benefits valued, in the aggregate, at $10,000 or more. Therefore, in accordance with Securities and Exchange Commission disclosure rules, this column does not reflect the value of the perquisites and personal benefits received for fiscal 2013 through 2015.

(3)	Mr. McDevitt was appointed to the position of Executive Vice President and CFO effective February 4, 2013, and prior to that served as Vice President and Interim CFO effective May 22, 2012.

(4)	Mr. Hiller was appointed to the position of Executive Vice President–Lighting effective December 2, 2013, and prior to that served as Executive Vice President–LEDs effective October 18, 2011.

(5)
Mr. Plastina was appointed to the position of Interim Executive Vice President–Power & RF effective June 8, 2015. Includes $227,003 in retainer payments for Mr. Plastina’s service on the Board and Board committees. Stock awards include RSUs granted to Mr. Plastina in fiscal 2015 in connection with his service as a non-employee director prior to the time he was appointed an executive officer. Mr. Plastina’s compensation as a director is set forth in the Director Compensation section of this proxy statement.

Grants of Equity and Non-Equity Incentive Awards
The following table provides information about stock options, RSUs, PSUs and non-equity incentive plan awards granted to the named executive officers during fiscal 2015. All stock options, RSUs and PSUs were granted under the LTIP, and the quarterly portion of the non-equity incentive plan awards were granted under the MICP.
Grants of Plan-Based Awards in Fiscal 2015

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles M.			$549,500	$1,099,000	$2,198,000				—	—	—	—
Swoboda	9/2/2014	8/25/2014	—	—	—	10,000	20,000	20,000	—	—	—	$902,600
	9/2/2014	8/25/2014	—	—	—	—	—	—	60,000	—	—	$2,707,800
	9/2/2014	8/25/2014	—	—	—	—	—	—	—	64,000	$45.13	$1,016,909

Michael E.			$105,600	$352,000	$563,200				—	—	—	—
McDevitt	9/2/2014	8/25/2014	—	—	—	4,500	9,000	9,000	—	—	—	$406,170
	9/2/2014	8/25/2014	—	—	—	—	—	—	16,000	—	—	$722,080
	9/2/2014	8/25/2014	—	—	—	—	—	—	—	16,000	$45.13	$254,227

Norbert W. G.			$100,800	$336,000	$537,600				—	—	—	—
Hiller	9/2/2014	8/25/2014	—	—	—	4,500	9,000	9,000	—	—	—	$406,170
	9/2/2014	8/25/2014	—	—	—	—	—	—	13,000	—	—	$586,690
	9/2/2014	8/25/2014	—	—	—	—	—	—	—	13,000	$45.13	$206,560

Franco			$26,481	$88,269	$141,231				—	—	—	—
Plastina	9/2/2014	8/25/2014	—	—	—	—	—	—	4,244	—	—	$191,532
________________

(1)
Non-equity incentive plan awards represent the threshold, target and maximum amounts of cash incentive compensation payable under the MICP and the performance units granted under the LTIP.  The actual amounts earned are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”  For the executive officers excluding the CEO, threshold payment amounts are comprised solely of the annual component of the target incentive, assume only the attainment of the minimum annual goals and are paid at 50% of the target incentive; there are no quarterly threshold payments because the target goals must be met for any quarterly payments.  Target payment amounts are paid at 100% of the target incentive and assume goal attainment of 100% of the target quarterly and annual goals.  Maximum payment amounts reflect the quarterly payout cap of 100% of the quarterly component of the target incentive and the annual payout cap of 200% of the annual component of the target incentive, which assumes goal attainment of the maximum annual goals.  The CEO, Mr. Swoboda, does not receive incentive payments for achievement of quarterly goals; the threshold, target and maximum payment amounts under Mr. Swoboda’s performance units are respectively 50%, 100%, and 200% of the annual target incentive, identical to the annual components for other executive officers. For additional information regarding the MICP, LTIP and performance units, see “Compensation Discussion and Analysis” above. Mr. Plastina did not participate in the MICP in fiscal 2015.

(2)
The performance goal for the PSUs was an increase in non-GAAP operating income year-over-year based on fiscal year-end 2014 non-GAAP operating income of $228M. The target (and maximum) payout of 100% would be achieved upon an increase of at least 20% in non-GAAP operating income from fiscal year-end 2014 to fiscal year-end 2015. The threshold payout of 50% would be achieved upon an increase of at least 10% in non-GAAP operating income. The threshold target was not met for fiscal year-end 2015 and the PSUs terminated effective August 24, 2015.

(3)
The RSUs granted to Messrs. Swoboda, McDevitt and Hiller vest in four annual installments commencing on the first anniversary of the date of grant, provided the recipient continues service as an employee or as a member of the Board of Directors. The RSU granted to Mr. Plastina vested in full on September 2, 2015. Mr. Plastina received this award in connection with his service as a non-employee member of the Board prior to becoming an executive officer.

(4)
The nonqualified stock options vest in three annual installments commencing on the first anniversary of the date of grant, provided the recipient continues service as an employee or as a member of the Board of Directors. All option grants have a maximum term of seven years.

Outstanding Equity Awards
The following table provides information about outstanding equity awards held by the named executive officers as of June 28, 2015.
Outstanding Equity Awards at 2015 Fiscal Year-End

	Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles M.	120,000	0		$35.89	9/1/2016	138,250	(11)	$3,732,750
Swoboda	120,000	0		$55.30	9/1/2017
	40,000	0		$30.92	9/1/2018
	80,000	40,000	(4)	$27.77	9/4/2019
	16,667	33,333	(5)	$54.60	9/3/2020
	0	64,000	(6)	$45.13	9/2/2021
									20,000	(12)	$540,000

Michael E.	4,000	0		$22.90	9/2/2015	35,500	(13)	$958,500
McDevitt	6,666	0		$22.90	9/2/2015
	4,500	0		$35.89	9/1/2016
	6,000	0		$55.30	9/1/2017
	7,000	0		$30.92	9/1/2018
	30,000	0		$23.62	6/1/2019
	13,334	6,666	(4)	$27.77	9/4/2019
	5,334	10,666	(7)	$54.60	9/3/2020
	0	16,000	(8)	$45.13	9/2/2021
									9,000	(12)	$243,000

Norbert W. G.	30,000	0		$55.30	9/1/2017	35,000	(14)	$945,000
Hiller	19,999	0		$30.92	9/1/2018
	26,667	13,333	(4)	$27.77	9/4/2019
	4,334	8,666	(9)	$54.60	9/3/2020
	0	13,000	(10)	$45.13	9/2/2021
									9,000	(12)	$243,000

Franco	2,500	0		$35.89	9/1/2016	4,244	(15)	$114,588
Plastina	5,000	0		$55.30	9/1/2017
	4,000	0		$30.92	9/1/2018
	4,000	0		$27.77	9/4/2019
	4,000	0		$54.60	9/3/2020
________________
(1)    The option awards, RSUs and PSUs listed were granted under the LTIP or the 2004 LTIP. All of the     equity awards reflected below for Mr. Plastina were granted to him in connection with his service as a non-employee director.
(2)    Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment, except in cases of death or termination due to a long-term disability.
(3)    Market value of shares that have not vested is based on $27.00 per share (the closing price of our common stock as reported by Nasdaq on June 26, 2015, the last business day of fiscal 2015).
(4)    Vests on September 4, 2015.
(5)    Vests as to 16,667 shares on September 3, 2015 and as to 16,666 shares on September 3, 2016.
(6)    Vests as to 21,334 shares on September 2, 2015 and as to 21,333 shares on each of September 2, 2016 and September 2, 2017.
(7)    Vests as to 5,333 shares on each of September 3, 2015 and September 3, 2016.
(8)    Vests as to 5,334 shares on September 2, 2015 and as to 5,333 shares on each of September 2, 2016 and September 2, 2017.

(9)    Vests as to 4,333 shares on each of September 3, 2015 and September 3, 2016.
(10)    Vests as to 4,334 shares on September 2, 2015 and as to 4,333 shares on each of September 2, 2016 and September 2, 2017.
(11)    Stock awards vest as to 55,750 shares cumulatively on September 1, 2015, as to 40,000 shares cumulatively on September 1, 2016, as to 27,500 shares cumulatively on September 1, 2017, and as to 15,000 shares on September 1, 2018.
(12)    Consists solely of PSUs for fiscal 2015 that will never vest and were terminated August 24, 2015.
(13)    Stock awards vest as to 11,750 shares cumulatively on each of September 1, 2015 and September 1, 2016, as to 8,000 shares on September 1, 2017, and as to 4,000 shares on September 1, 2018.
(14)    Stock awards vest as to 13,750 shares cumulatively on September 1, 2015, as to 11,500 shares cumulatively on September 1, 2016, as to 6,500 shares cumulatively on September 1, 2017, and as to 3,250 shares on September 1, 2018.
(15)    Stock award vests as to 4,244 shares on September 2, 2015.
Stock Option Exercises and Vesting of Restricted Stock
The following table provides information about option exercises and vesting of RSUs and PSUs held by the named executive officers during fiscal 2015.
Option Exercises and Stock Vested in Fiscal 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles M. Swoboda	—	—	47,750	$2,175,490	(1)
			10,000	$451,300	(2)
Michael E. McDevitt	2,333	$41,247	7,750	$353,090	(1)
			6,000	$270,780	(2)
Norbert W. G. Hiller	—	—	11,700	$533,052	(1)
			5,000	$225,650	(2)
Franco Plastina	—	—	4,000	$180,520	(3)
________________

(1)
For RSUs, the value realized on vesting is based on $45.56 per share (the closing price of our common stock as reported by Nasdaq on August 29, 2014, the trading day preceding the date on which the shares vested).

(2)
For the PSUs, the value realized on vesting is based on $45.13 per share (the closing price of our common stock as reported by Nasdaq on September 2, 2014, the trading day preceding the date on which the shares for the fiscal 2014 PSUs vested).

(3)
For this grant of RSUs, the value realized on vesting is based on $45.13 per share (the closing price of our common stock as reported by Nasdaq on September 2, 2014, the trading day preceding the date on which the shares vested).

Potential Payments upon Termination or Change in Control
We have various arrangements that provide the named executive officers with specified benefits if their employment is terminated under certain circumstances, as described below. In addition, these named executive officers participate in various benefit plans that may provide them with acceleration of equity awards or payments under certain circumstances, as described below.
Change in Control Agreements
Payments to Mr. Swoboda Made Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control
If Mr. Swoboda’s employment is terminated by us without cause, but not as a result of his death or long-term disability, or by Mr. Swoboda for good reason, and the termination is in connection with a change in control, then he will receive (1) continued payment of his base salary for 24 months following termination; (2) a lump sum payment equal to two times his target annual incentive award for the fiscal year in which the termination occurs and a lump sum payment equal to his target annual incentive award for the fiscal year in which the termination occurs, prorated to the date of termination; (3) a lump sum payment equal to 24 multiplied by the monthly COBRA premium in effect for the type of medical, dental and vision coverage then in effect for Mr. Swoboda; and (4) full accelerated vesting with respect to Mr. Swoboda’s then outstanding, unvested stock options, time-vested restricted stock and other equity awards that vest solely based on the passage of time.  In addition, if any payment or benefit Mr. Swoboda receives from us or any person whose actions result in a change in control would be considered a parachute payment under Section 280G of the Code and the aggregate present value of the parachute payment reduced by any excise tax imposed would be less than three times Mr. Swoboda’s “base amount” as defined in Section 280G of the Code, then in lieu of that portion of the payments to which Mr. Swoboda would otherwise be entitled under (1) through (3) above, Mr. Swoboda will receive a total amount (if any) such that the aggregate present value of the payments is equal to 2.99 times such base amount.  This amount will be apportioned and substituted for the amounts that otherwise would have been payable under (1) through (3) and paid on the same schedule as those amounts.
If Mr. Swoboda is generally disabled and we terminate his employment without cause in connection with a change in control prior to the date he is determined to have a long-term disability, then Mr. Swoboda will receive (1) continued payment of his base salary for 24 months; (2) a lump sum payment of an amount equal to two times his target annual incentive award for the fiscal year in which the termination occurs and a lump sum payment equal to his target annual incentive award for the fiscal year in which the termination occurs, prorated to the date of termination; and (3) a lump sum payment equal to 24 multiplied by the monthly COBRA premium in effect for the type of medical, dental and vision coverage then in effect for Mr. Swoboda. If Mr. Swoboda ceases to be generally disabled before his employment is terminated due to a long-term disability, then he will have the right to resign for good reason (if in connection with a change in control) on account of any event or circumstances that occurred while he was generally disabled that would otherwise have constituted good reason (if not cured or consented to by Mr. Swoboda) and will receive these same benefits.
Mr. Swoboda’s severance benefits under his change in control agreement are subject to the following conditions: (1) signing and not revoking a release of claims; (2) nondisparagement of our company and our officers and directors for a period of 24 months after termination; and (3) compliance with the confidentiality and noncompete restrictions contained in his confidential information agreement, as amended by the change in control agreement, for two years following termination.
Payments to Messrs. McDevitt and Hiller Made Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control
The term of our change in control agreements with Messrs. McDevitt and Hiller continues so long as the executive is employed by the Company and designated by the Company, at its discretion and consistent with applicable law, as subject to the reporting requirements of Section 16 of the Exchange Act. As of the end of fiscal 2015, we had not yet entered into such an agreement with Mr. Plastina, although we expect to do so in connection with the potential initial public offering of our Power & RF business. If, during the term of the executive’s change in control agreement, the executive’s employment is terminated by us without cause but not as a result of his death or long-term disability, or by the executive for good reason, and the termination is in connection with a change in control, then he will receive (1) continued payment of his base salary for 12 months following termination; (2) a lump sum payment equal to his total target annual incentive award (consisting of both the individual performance component and the corporate performance component) for the fiscal year in which the termination occurs and a lump sum payment equal to his target annual incentive award (consisting of both the individual performance component and the corporate performance component) for the fiscal year in which the termination occurs, prorated to the date of termination; (3) a lump sum payment equal to 12 multiplied by the monthly COBRA premium in effect for the type of medical, dental and vision coverage then in effect for the executive; and (4) full accelerated vesting with respect to the executive’s then outstanding, unvested stock options, time-vested restricted stock and other equity awards that vest solely based on the passage of time.  Our change in control agreements with Messrs. McDevitt and Hiller contain 280G parachute payment provisions consistent with those contained in our change in control agreement with Mr. Swoboda.
If Messrs. McDevitt or Hiller is generally disabled during the term of his change in control agreement and we terminate his employment without cause in connection with a change in control prior to the date he is determined to have a long-term disability, then the executive will receive (1) continued payment of his base salary for 12 months; (2) a lump sum payment equal to his total target annual incentive award (consisting of both the individual performance component and the corporate performance component) for the fiscal year in which the termination occurs and a lump sum payment equal to his total target annual incentive award (consisting of both the individual performance component and the corporate performance component) for the fiscal year in which the termination occurs, prorated to the date of termination; and (3) a lump sum payment equal to 12 multiplied by the monthly COBRA premium in effect for the type of medical, dental and vision coverage then in effect for the executive. If the executive ceases to be generally disabled before his employment is terminated due to a long-term disability, then he will have the right to resign for good reason (if in connection with a change in control) on account of any event or circumstances that occurred while he was generally disabled that would otherwise have constituted good reason (if not cured or consented to by the executive) and will receive these same benefits.
The severance benefits under our change in control agreements with Messrs. McDevitt and Hiller are subject to the following conditions: (1) signing and not revoking a release of claims; (2) nondisparagement of our company and our officers and directors for a period of 12 months after termination; and (3) compliance with the confidentiality and noncompete restrictions contained in his confidential information agreement for a period of 12 months after termination.
Definitions
The terms “cause,” “good reason,” “change in control” and “in connection with a change in control” are defined in our change in control agreements as follows:
“Cause” means:

•
the executive’s willful and continued failure to perform the duties and responsibilities of his position that is not corrected after one written warning detailing the concerns and offering him a reasonable period of time to cure;

•	any material and willful violation of any federal or state law by the executive in connection with his responsibilities as an employee of the Company;

•
any act of personal dishonesty taken by the executive in connection with his responsibilities as an employee of our company with the intention or reasonable expectation that such may result in his personal enrichment;

•
the executive’s conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on our reputation or business; or

•
the executive materially breaching his confidential information agreement (in the case of Mr. Swoboda, as modified by the change in control agreement), which breach is (if capable of cure) not cured within 30 days after we deliver written notice to him of the breach.

“Good reason” generally means (except with respect to the executive being generally disabled as described above) the occurrence of any of the following without the executive’s consent, and not due to cause, within the timeframes specified in the definition of “in connection with a change in control” below, subject to certain notice and cure provisions:

•	a material reduction in the executive’s authority, duties or responsibilities;

•
a reduction in the executive’s base salary, other than a one-time reduction that also is applied to substantially all of our other executive officers, provided that his reduction is substantially proportionate to the reduction applied to substantially all other executive officers; our requiring the executive to report to anyone other than the CEO (or any acting Chief Executive Officer in the event of the CEO’s absence), the Board of Directors, or a Committee of the Board of Directors, or, with respect to Mr. Swoboda, requiring Mr. Swoboda to report to anyone other than the Board of Directors; or

•
our requiring the executive to relocate his principal place of business or our relocating our headquarters, in either case to a facility or location outside of a 35-mile radius from his current principal place of employment (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Section 409A of the Code).

“Change in control” generally means any of the following events:

•
any person or group of persons becomes the beneficial owner of 50% or more of our outstanding common stock or the combined voting power of our securities entitled to vote generally in the election of directors;

•	a sale or other disposition of all or substantially all of our assets;

•	shareholder approval of a definitive agreement or plan to liquidate our company; or

•
a merger or consolidation of our company with and into another entity, unless immediately following such transaction (1) more than 50% of the members of the governing body of the surviving entity were incumbent directors at the time of execution of the initial agreement providing for such transaction; (2) no person or group of persons is the beneficial owner, directly or indirectly, of 50% or more of the equity interests of the surviving entity or the combined voting power of the equity interests of the surviving entity entitled to vote generally in the election of members of its governing body; and (3) more than 50% of the equity interests of the surviving entity and the combined voting power of the equity interests of the surviving entity entitled to vote generally in the election of members of its governing body is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the shares of common stock immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction.

“In connection with a change in control” means either:

•
within the period of time between the commencement of a tender offer or our entry into a written agreement with another party that contemplates a transaction, the consummation of either of which would result in a change in control and the occurrence of either the resulting change in control or the termination or expiration of the tender offer or the written agreement without the occurrence of a change in control; or

•	within 12 months following a change in control, or, with respect to Mr. Swoboda, within 24 months following a change in control.
Severance Plan
Eligibility
The Severance Plan provides severance benefits, in the event of termination of employment without cause or resignation for good reason, to the Section 16 Officers.  All of our named executive officers are eligible to participate in the Severance Plan. The Severance Plan will not apply to a Section 16 Officer, however, if he or she becomes entitled to the payment of severance benefits upon termination of employment in connection with a change in control pursuant to a separate agreement with us (currently the case, as is described above).

Payments Made Upon Termination Without Cause or Resignation for Good Reason
If a Section 16 Officer’s employment is terminated by us without cause or by the Section 16 Officer for good reason, except in the event of termination of the Section 16 Officer’s employment due to death or long-term disability or in the event such termination of employment is in connection with a change in control and the Officer is entitled to the payment of severance benefits pursuant to a separate agreement with us, then the Officer will receive (1) continued payment of the Officer’s base salary for 12 months (18 months in the CEO’s case); (2) an amount equal to the total payout at target for one year under the MICP and any performance unit grant in effect as of the Officer’s termination date (or, in the case of the CEO, an amount equal to 1.5 times the annual payout at target under any performance unit grant in effect as of his termination date); and (3) a lump sum payment equal to 12 (18 in the CEO’s case) multiplied by the monthly COBRA premium applicable to the type of medical, dental and vision coverage then in effect for the Officer.
Conditions to Payments
As a condition to the receipt of severance benefits under the Severance Plan, a Section 16 Officer must execute and comply with a release agreement that includes a release of claims against us and our affiliates and representatives and a non-disparagement provision.
Definitions
The terms “cause” and “good reason” are defined as follows:
“Cause” means:

•
the executive’s willful and continued failure to perform the duties and responsibilities of his position that is not corrected after one written warning detailing the concerns and offering him a reasonable period of time to cure;

•	any material and willful violation of any federal or state law by the executive in connection with his responsibilities as an employee of the Company;

•
any act of personal dishonesty taken by the executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in his personal enrichment;

•
the executive’s conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or

•	the executive materially breaching his confidential information agreement, which breach is (if capable of cure) not cured within 30 days after the Company deliver written notice to him of the breach.

“Good reason” generally means (except with respect to the executive’s being generally disabled as described above) the occurrence of any of the following without the executive’s consent and not due to cause, subject to certain notice and cure provisions:

•	a material reduction in the executive’s authority, duties or responsibilities;

•
a material reduction in the executive’s base salary other than a one-time reduction that also is applied to substantially all of the other executive officers, provided that this reduction is substantially proportionate to the reduction applied to substantially all other executive officers;

•	the Company’s requiring the executive to report to anyone other than the CEO, the Board of Directors or a Committee of the Board; or

•
the Company’s requiring the executive to relocate his principal place of business or the Company’s relocating its headquarters, in either case to a facility or location outside of a 35-mile radius from his current principal place of employment.

LTIPs
The 2004 LTIP and the LTIP (collectively, the “LTIPs”) provide for potential acceleration of equity awards in the event of a proposed sale of all or substantially all of our assets or stock, the merger of our company with or into another corporation such that our shareholders immediately prior to the merger exchange their shares of stock for cash and/or shares of another entity or any other corporate transaction to which the Compensation Committee deems appropriate. Upon such an event, if the successor corporation does not agree to assume the outstanding equity awards or to substitute equivalent awards, the Compensation Committee has discretion to provide for the participants in the LTIPs to have the right to exercise, for a period of 15 days, their stock options or other awards as to all shares, including shares as to which the options or other awards would not otherwise be exercisable (or with respect to restricted stock or stock units, provide that all restrictions will lapse). The stock options or other awards will terminate upon the expiration of the 15-day period to the extent not exercised.
The award agreements under the LTIPs provide for accelerated vesting of nonqualified stock options and restricted stock in the event of a participant’s death or upon the effective date of the determination of the executive officer’s long-term disability.
Under the terms of Mr. Swoboda’s performance units granted under the LTIPs, if Mr. Swoboda’s employment is terminated due to death or long-term disability before the payment date of the performance units, he will be entitled to receive an adjusted payment under the performance units as if he had remained employed through the end of the performance period.  In the event there is a change in control (as “change in control” is defined in Mr. Swoboda’s change in control agreement described above), the performance measurement for the plan year will be at least 100%. Mr. Swoboda would not be entitled to payment under the performance units, however, if there is a change in control and his employment terminates prior to the end of the fiscal year. If Mr. Swoboda’s employment is terminated in connection with a change in control (as defined in his change in control agreement described above) upon or after the end of the performance period but prior to the payment date under his performance units, he will be entitled to payment under his performance units as if he had remained employed through the payment date.
MICP
The MICP generally provides that eligible participants must be employed by us on the last day of the award period in order to be eligible for awards for such award period, except in the case of retirement, death or termination due to a long-term disability or in connection with a change in control. Upon a participant’s retirement, death or termination due to a long-term disability, the MICP provides that a participant is entitled to receive an adjusted award for any award period in which he or she was employed by us as if the participant were employed on the last day of the award period. In the event there was a change in control during the period, each participant’s performance measurement against individual goals for any quarterly award period ending after the effective date of the change in control would be 100% and the corporate performance measurement for such quarterly award period would be deemed met, and the corporate performance measurement for the plan year would be at least 100%, regardless of whether the participant had remained employed through the end of the award period. If there had been a change in control and a participant’s employment terminated for any reason (other than retirement, death or long-term disability) subsequent to the change in control but prior to the payment date for an award period, the participant would have been entitled to receive an award for all award periods for the plan year as if the participant was employed on the last day of the award period.
Amounts of Potential Payments upon Termination or Change in Control
The following table provides information concerning the estimated payments and benefits that would be provided to each of the named executive officers in the event of a termination of employment or change in control, or both.
Payments and benefits are estimated using the following assumptions: (1) the triggering event took place on June 26, 2015, the last business day of fiscal 2015, or the Trigger Date; (2) the price per share of our common stock on the Trigger Date was $27.00, which represents the closing price of our common stock as reported by Nasdaq on such date; and (3) all amounts are based on compensation and benefit agreements, plans and arrangements in effect on the Trigger Date notwithstanding subsequent changes in such amounts for fiscal 2016. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or if the actual results differ from the assumptions described herein.

Potential Payments and Benefits to Named Executive Officers upon
Termination of Employment or Change in Control

Name	Triggering Event	Type of Payment/Benefit	Amount
Charles M. Swoboda	Death or termination of employment due to	Annual incentive award (1)	—
	long-term disability	Vesting acceleration (100%) (2)	$3,732,750
			$3,732,750
	Change in control (not involving	Annual incentive award (3)	$1,099,000
	termination of employment) (4)		$1,099,000
	Termination without cause or resignation	Base salary (18 months)	$1,177,500
	for good reason not in connection with a	COBRA Premiums (18 months)	28,663
	change in control (5)	Annual incentive award (6)	1,649,000
			$2,855,163
	Termination without cause or resignation	Base salary (24 months)	$1,570,000
	for good reason in connection with a	Annual incentive award (8)	3,287,967
	change in control (7)	COBRA premiums (24 months)	38,217
		Vesting acceleration (100%)	3,732,750
			$8,628,934
Michael E. McDevitt	Death or termination of employment due to	Quarterly incentive award (9)	—
	long-term disability	Annual incentive award (1)	—
		Vesting acceleration (100%) (2)	$958,500
			$958,500
	Change in control (not involving	Quarterly incentive award (10)	$35,200
	termination of employment) (4)	Annual incentive award (10)	211,200
			$246,400
	Termination without cause or resignation	Base salary (12 months)	$440,000
	for good reason not in connection with a	Incentive awards (6)	211,200
	change in control (5)	COBRA premiums (12 months)	16,687
			$667,887
	Termination without cause or resignation	Base salary (12 months)	$440,000
	for good reason in connection with a	Incentive awards (11)	701,107
	change in control (7)	COBRA premiums (12 months)	16,687
		Vesting acceleration (100%)	958,500
			$2,116,294
Norbert W. G. Hiller	Death or termination of employment due to	Quarterly incentive award (9)	—
	long-term disability	Annual incentive award (1)	—
		Vesting acceleration (100%) (2)	$945,000
			$945,000
	Change in control (not involving	Quarterly incentive award (10)	$33,600
	termination of employment) (4)	Annual incentive award (10)	201,600
			$235,200
	Termination without cause or resignation	Base salary (12 months)	$420,000
	for good reason not in connection with a	Incentive awards (6)	201,600
	change in control (5)	COBRA premiums (12 months)	12,057
			$633,657
	Termination without cause or resignation	Base salary (12 months)	$420,000
	for good reason in connection with a	Incentive awards (11)	669,238
	change in control (7)	COBRA premiums (12 months)	12,057
		Vesting acceleration (100%)	945,000
			$2,046,295
________________

(1)
Based on actual results for performance period using 0% performance measurement prorated to the Trigger Date for the annual incentive portion. Assumes no prior leave of absence in the case of death. In the case of termination due to long-term disability, assuming 180 days prior leave of absence, payment would have been $0 for Mr. Swoboda, $0 for Mr. McDevitt and $0 for Mr. Hiller. Actual amount will vary based on performance measurement and the duration of any leave of absence prior to death or termination due to long-term disability.

(2)
Vesting is automatically accelerated for nonqualified stock options and restricted stock in the event of death or upon the effective date of the determination of the executive officer’s long-term disability pursuant to the terms of the award agreements under the 2004 LTIP and the LTIP, which terms apply equally to all participants.

(3)
Mr. Swoboda’s performance units provide that the performance measurement for determining his annual incentive award will be no less than 100% if a change in control occurs during the performance period. The amount in the table represents the additional amount Mr. Swoboda would have received as a result of this provision and excludes any amount he would otherwise be entitled to receive based on actual performance results.

(4)
No accelerated vesting will occur for options and other awards under the 2004 LTIP and the LTIP in connection with a change in control not involving termination of employment unless the outstanding awards are not assumed by the successor in connection with a change in control, and the Compensation Committee, in its discretion, accelerates vesting of the outstanding but unvested options and awards. If the options and awards were not assumed by the successor and the Compensation Committee exercised its discretion to the fullest extent possible and determined that 100% of the outstanding awards should be vested, the named executive officers would have received the following additional amounts: Mr. Swoboda, $3,732,750; Mr. McDevitt, $958,500; and Mr. Hiller, $945,000.

(5)	The triggering event, along with resulting benefits, is defined in the Severance Plan.

(6)	The amount in the table represents one and a half times target annual incentive award for Mr. Swoboda and the annual target award for Messrs. McDevitt and Hiller.

(7)
The triggering event, along with resulting benefits, is defined in the change in control agreement. If the executive was generally disabled and we terminated his employment without cause in connection with a change in control prior to the date he was determined to have a long-term disability, or if he ceased to be generally disabled before his employment was terminated due to a long-term disability and he resigned for good reason (in connection with a change in control) on account of any event or circumstances that occurred while he was generally disabled (if not cured or consented to by the executive), then pursuant to the change in control agreement the executive would not be entitled to vesting acceleration.

(8)
Represents two times Mr. Swoboda’s target annual incentive award for the fiscal year in which termination occurs, plus the amount of his target annual incentive award for the fiscal year in which termination occurs, prorated to the Trigger Date.

(9)
Amount in table is based on actual results for performance period and is payable in the case of death only. In the case of termination due to long-term disability (assuming at least 91 days prior leave of absence), no payment would be due.

(10)
The MICP provides that, if a change in control occurs, a participant’s performance measurement for all quarterly award periods that end after the effective date of the change in control will be 100%, or such performance measurement as determined in accordance with the plan, regardless of whether the participant is employed on the last day of the award period (which would be required if the change in control had not occurred). Messrs. McDevitt’s and Hiller’s performance units provide that the performance measurement for determining their annual incentive awards will be no less than 100% if a change in control occurs during the performance period. The amount in the table represents the additional amount Messrs. McDevitt and Hiller would have received as a result of this provision and excludes any amount they would otherwise be entitled to receive based on actual performance results.

(11)
Includes a lump sum payment equal to the Executive’s target annual incentive award for the fiscal year in which the Termination Date occurs plus an amount equal to the Executive’s target annual incentive award for the fiscal year in which the Termination Date occurs prorated to the Trigger Date.

Equity Compensation Plans
As of September 3, 2015:

•
There were options to purchase 12,141,842 shares of our common stock outstanding under all of our equity compensation plans, including legacy plans under which we will make no more grants. The weighted average remaining life of these outstanding options was 4.7 years, and the weighted average exercise price was $40.73.

•	There were 1,633,612 shares subject to outstanding stock awards that remain subject to forfeiture.

•
There were 3,666,834 shares available for future grants under the LTIP, 1,606,587 shares available for future issuance under the 2005 Employee Stock Purchase Plan, or ESPP, and 82,647 shares available for future issuance under the Non-Employee Director Stock Compensation and Deferral Program, or the Deferral Program.

The following table provides information, as of June 28, 2015, for all of the Company’s compensation plans (including individual compensation arrangements) under which it is authorized to issue equity securities.
Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		(b) Weighted average exercise price of outstanding options, warrants and rights (2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	11,478,450	(3)	$43.14	7,839,688	(4)
Equity compensation plans not approved by security holders	24,967	(5)	$2.98	84,511	(6)
Total	11,505,281		$43.10	7,922,335
________________

(1)	Refers to shares of the Company’s common stock.

(2)	The weighted average exercise price relates solely to outstanding stock option shares because shares subject to restricted stock units have no exercise price.

(3)	Includes shares issuable upon exercise of outstanding options and restricted stock units under the 2004 LTIP - 7,782,706 shares; and LTIP - 3,695,744 shares.

(4)	Includes shares remaining for future issuance under the following plans in the amounts indicated: LTIP - 6,233,101shares and ESPP - 1,606,587 shares.

(5)
Includes shares issuable upon exercise of outstanding options under the LED Lighting Fixtures, Inc. 2006 Stock Plan, or the LLF Plan - 9,478 shares. Also includes shares issuable under the Deferral Program - 15,489 shares. The Company assumed the options outstanding under the LLF Plan, which have a weighted average exercise price of $2.98 per share, in connection with the Company’s acquisition of LLF in February 2008.

(6)	Includes shares remaining for future issuance under the Deferral Program.
As of June 28, 2015, the only compensation plans or arrangements under which the Company is authorized to issue equity securities and which have not been previously approved by the shareholders are the Deferral Program and the options assumed under the LLF Plan. The LLF Plan has been terminated as to future grants. The following is a brief description of the material features of these plans; this description is not intended to be a complete description of the plans and is qualified in its entirety by reference to the full text of the applicable plan:
LLF Plan. In connection with the acquisition of LLF in February 2008, pursuant to which LLF became the Company’s wholly owned subsidiary, the Company assumed certain outstanding stock options granted under the LLF Plan. Since the closing of the acquisition, no additional stock options have been awarded, nor are any authorized to be awarded, under the LLF Plan. As of June 28, 2015, there were 9,478 nonqualified stock options outstanding under the LLF Plan.
Deferral Program. The Company offers its non-employee directors the opportunity to receive all or a portion of their cash compensation in shares of the Company’s common stock and to defer the time of receipt of such shares. A non-employee director may elect to receive a lump sum payment or annual installment payments of the shares following such director’s separation from service with the Company. Non-employee directors must make their deferral elections by December 31 of the prior year. The Board of Directors adopted the plan in August 2009, and it became effective on January 1, 2010. As of June 28, 2015, there were 100,000 shares reserved for issuance under the Deferral Program, of which 15,489 shares have been credited to directors’ accounts.

DIRECTOR COMPENSATION
Summary of Cash and Certain Other Compensation
The following table summarizes the annual and long-term compensation of each of our non-employee directors who served during fiscal 2015, as well as Mr. Plastina, who also began serving as Interim Executive Vice President–Power & RF effective June 8, 2015 (after which time he no longer received compensation as a director), and Mr. Ruud, who also serves as Vice Chairman–Lighting, and therefore does not receive compensation as a director. Mr. Ruud’s compensation for his services as Vice Chairman–Lighting, is also discussed in “Certain Transactions and Legal Proceedings—Transactions with Ruud Lighting and Alan J. Ruud—Employment of Alan Ruud” on page 18.
Director Compensation for Fiscal 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Clyde R. Hosein (2)	$75,000	$191,532	—	—	$266,532
Robert A. Ingram (3)	$96,250	$191,532	—	—	$287,782
Franco Plastina (4)	$227,003	$191,532	—	$24,725	$443,260
John B. Replogle (5)	$75,000	$191,532	—	—	$266,532
Alan J. Ruud (6)	N/A	—	$476,676	$344,718	$821,394
Robert L. Tillman (7)	$68,750	$191,532	—	—	$260,282
Thomas H. Werner (8)	$78,750	$191,532	—	—	$270,282
Anne C. Whitaker (9)	$68,750	$191,532	—	—	$260,282
__________________________

(1)
Amounts listed in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted during fiscal 2015 calculated in accordance with ASC Topic 718. With respect to Messrs. Hosein, Ingram, Plastina, Replogle, Tillman and Werner and Ms. Whitaker, these amounts relate to the annual grant of 4,244 RSUs on September 2, 2014. With respect to Mr. Ruud, these amounts relate to the annual grant of 30,000 nonqualified stock options on September 2, 2014. The exercise price of the option grant made on September 2, 2014 is $45.13, the closing price of our common stock as reported by Nasdaq on the date of grant. All awards were made under the LTIP. For a discussion of the assumptions used to value these awards, see Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2015.

(2)	As of June 28, 2015, Mr. Hosein had 27,000 options outstanding, all of which were exercisable. In addition, Mr. Hosein held 4,244 RSUs that vested on September 2, 2015.

(3)
As of June 28, 2015, Mr. Ingram had 25,750 options outstanding, all of which were exercisable. In addition, Mr. Ingram held 4,244 RSUs that vested on September 2, 2015. Lastly, Mr. Ingram deferred all of the $96,250 of fees earned in fiscal 2015 into the Deferral Program (as described below).

(4)
Mr. Plastina began service as Interim Executive Vice President–Power & RF on June 8, 2015, at which time he ceased to be a non-employee director. Includes $135,753 in additional retainer payments for Mr. Plastina’s service on a special committee of the Board formed to explore a potential carve-out and initial public offering of the Company’s Power & RF business segment as a subsidiary of Cree. Mr. Plastina’s compensation as an employee is set forth in the “All Other Compensation” column. As of June 28, 2015, Mr. Plastina had 19,500 options outstanding, all of which were exercisable. In addition, Mr. Plastina held 4,244 RSUs that vested on September 2, 2015.

(5)
As of June 28, 2015, Mr. Replogle had 4,000 options outstanding, of which 1,334 were exercisable. In addition, Mr. Replogle held 6,910 RSUs of which 4,244 vested on September 2, 2015. Both the options and remaining RSUs will vest as to 1,333 shares on each of January 28, 2016 and January 28, 2017. Lastly, Mr. Replogle deferred all of the $75,000 of fees earned in fiscal 2015 into the Deferral Program.

(6)
As of June 28, 2015, Mr. Ruud had 120,000 options outstanding, of which 60,000 were exercisable. These awards were granted for Mr. Ruud’s service as an employee, not as a director. All Other Compensation for Mr. Ruud includes additional fiscal 2015 compensation Mr. Ruud received for service as an employee, consisting of base salary payments of $325,000, bonus of $10,644 and matching contributions to the 401(k) plan of $9,074.

(7)	As of June 28, 2015, Mr. Tillman had 15,750 options outstanding, all of which were exercisable. In addition, Mr. Tillman held 4,244 RSUs that vested on September 2, 2015.

(8)	As of June 28, 2015, Mr. Werner had 22,000 options outstanding, all of which were exercisable. In addition, Mr. Werner held 4,244 RSUs that vested on September 2, 2015.

(9)
As of June 28, 2015, Ms. Whitaker had 4,000 options outstanding, of which 1,334 were exercisable. In addition, Ms. Whitaker held 6,910 RSUs of which 4,244 vested on September 2, 2015. Both the options and remaining RSUs will vest as to 1,333 shares on each of December 2, 2015 and December 2, 2016. Lastly, Ms. Whitaker deferred $50,000 of fees earned in fiscal 2015 into the Deferral Program.

Summary of Director Compensation Program
Non-employee directors are compensated for Board of Directors service through a combination of a cash retainer and grants of RSUs and nonqualified stock options to purchase shares of our common stock. We also reimburse directors for expenses incurred in serving as a director. Directors who are also employed by us are not separately compensated for their service on the Board of Directors.
Commencing fiscal 2015, each non-employee director then serving on the Board who has been nominated for re-election is granted RSUs on the first business day of September vesting in full on the first anniversary of the date of grant. The number of RSUs granted is determined by dividing $200,000 by the 30-day average closing stock price of the Company’s common stock ending one trading day prior to the date of grant. Non-employee directors appointed to fill a vacancy between annual meetings of shareholders are granted an option to purchase 4,000 shares of common stock and a restricted stock unit for 4,000 shares, each vesting in three equal annual installments on the anniversary of the date of grant. The exercise price of all option grants is equal to the fair market value on the grant date and the maximum term of the option is seven years. Vesting of all equity awards is subject to continued service.
For the first fiscal quarter of 2015, non-employee directors were paid the following quarterly cash retainers: $8,750 for service as a member of the Board; $1,250 for service as Lead Independent Director; $10,000 for service as Audit Committee Chair; $5,000 for service as Compensation Committee Chair; $2,500 for service as Governance and Nominations Committee Chair; $5,000 for service as a member of the Audit Committee; $2,500 for service as a member of the Compensation Committee; and $1,250 for service as a member of the Governance and Nominations Committee. Commencing with the second fiscal quarter of 2015, non-employee directors were paid the following quarterly cash retainers: $15,000 for service as a member of the Board; $5,000 for service as Lead Independent Director; $7,500 for service as Audit Committee Chair; $5,000 for service as Compensation Committee Chair; $2,500 for service as Governance and Nominations Committee Chair; $3,750 for service as a member of the Audit Committee; $2,500 for service as a member of the Compensation Committee; and $1,250 for service as a member of the Governance and Nominations Committee. Unless another compensation arrangement is put in place at the time of special committee formation, non-employee directors may also receive meeting fees of $1,000 for service as a committee member or $2,000 for service as committee chair of any additional committee of the Board of Directors that may be formed in the future.
Non-employee directors may elect to participate in the Deferral Program. Under this plan, a participant will receive shares of our common stock in lieu of all or a portion of the quarterly retainer and any meeting fees earned. The number of shares will be determined quarterly by dividing the applicable fees by the fair market value of a share, with fair market value for this purpose defined as the consolidated closing bid price on Nasdaq on the first business day following announcement of financial results for the previous fiscal quarter. A participant in the plan may also choose to defer receipt of the shares until after his or her separation from service as a director. A participant who elects to defer receipt of shares may choose either a lump sum distribution, to be made in any of the first five years after the year of separation from service as a director, or a series of up to five installment distributions ending not later than the fifth year after separation from service. In the event of the death of a participant, either while serving as a director or after separation of service, any deferred distributions will be made within ninety days after the date of death.
Compensation Committee Interlocks and Insider Participation
Messrs. Werner and Tillman and Ms. Whitaker served on our Compensation Committee during fiscal 2015. None of these individuals has ever served as an officer or employee of our Company or any of our subsidiaries, nor were they involved in any related person transaction during fiscal 2015. No interlocking relationships existed during fiscal 2015 between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee has reappointed PricewaterhouseCoopers LLP to audit the consolidated financial statements of the Company for fiscal 2016. PricewaterhouseCoopers LLP was first engaged as our independent auditors for fiscal 2014 and, prior to such time, Ernst & Young LLP served as our independent auditors. A representative from PricewaterhouseCoopers LLP is expected to be present at the 2015 Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions. The Company does not expect that a representative of Ernst & Young LLP will be present at the 2015 Annual Meeting.
Although shareholder ratification of the appointment is not required by law or the Company’s Bylaws, the Audit Committee has determined that, as a matter of corporate governance, the selection of independent auditors should be submitted to the shareholders for ratification. If the appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the votes cast at the 2015 Annual Meeting, the Audit Committee will consider the appointment of other independent auditors for subsequent fiscal years. Even if the appointment is ratified, the Audit Committee may change the appointment at any time during the year if it determines that the change would be in the Company’s best interest and the best interests of the shareholders.
The Board of Directors recommends
shareholders vote FOR Proposal No. 2.
Report of the Audit Committee
The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process and audits of the Company’s financial statements, including its internal controls over financial reporting. The full responsibilities of the Audit Committee are described in a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.cree.com. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing opinions on the effectiveness of the Company’s internal controls.
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements, management’s assessment and report on the effectiveness of the Company’s internal controls, the independent auditors’ attestation report on the Company’s internal controls and the processes that support certifications of the Company’s financial statements by the Company’s CEO and CFO. The Audit Committee has also discussed with the independent auditors the matters required by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the auditors the auditors’ independence.
The members of the Audit Committee in carrying out their duties are not engaged in the practice of accounting and do not act as auditors. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact independent.

The Audit Committee routinely meets privately with the Company’s internal auditor and the independent auditors.
Based upon the review and discussions described in this report and, subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 28, 2015 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Robert A. Ingram, Chairman
Clyde R. Hosein
John B. Replogle
Changes in Independent Auditor
The Audit Committee of the Company conducted a comprehensive, competitive process to determine the Company’s independent auditor for the Company’s fiscal year ending June 29, 2014. The Audit Committee invited national accounting firms to participate in this process, including Ernst & Young LLP, the Company’s then independent auditor. As a result of this process, on November 25, 2013, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP as the Company’s independent auditor, subject to completion of its standard client acceptance procedures and execution of an engagement letter. This action effectively dismissed Ernst & Young LLP as the Company’s principal independent auditor as of November 25, 2013.
The audit reports of Ernst & Young LLP on the Company’s financial statements as of and for the fiscal years ended June 30, 2013 and June 24, 2012 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.
The audit reports of Ernst & Young LLP on the effectiveness of internal control over financial reporting as of June 30, 2013 and June 24, 2012 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal years ended June 30, 2013 and June 24, 2012, and the subsequent interim period through November 25, 2013: (1) the Company had no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its reports; and (2) there have been no “reportable events” (as defined in Regulation S-K Item 304(a)(1)(v)).
During the fiscal years ended June 30, 2013 and June 24, 2012, and the subsequent interim period through November 25, 2013, the Company did not consult with PricewaterhouseCoopers LLP regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (2) any matter that was the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions to such item) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.
The Company provided Ernst & Young LLP with a copy of the disclosures above made in a Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission and requested that Ernst & Young LLP furnish to the Company a letter addressed to the Securities and Exchange Commission stating whether or not Ernst & Young LLP agrees with the above statements and, if not, stating the respects in which it does not agree. Ernst & Young LLP has provided the Company with a letter to the Securities and Exchange Commission, which is filed as Exhibit 16.1 to the Form 8-K filed with the Securities and Exchange Commission on December 2, 2013.

Independent Auditor Fee Information
The fees of PricewaterhouseCoopers LLP for the fiscal years shown were as follows:

	Fiscal 2015	Fiscal 2014
Audit Fees	$3,912,000	$2,072,000
Audit-Related Fees	—	—
Tax Fees	450,000	851,602
All Other Fees	3,000	2,700
Total	$4,365,000	$2,926,302
Audit Fees. This category includes fees billed for the fiscal year shown for the audits of the Company’s annual financial statements and internal control over financial reporting, review of the financial statements included in the Company’s quarterly reports on Form 10-Q and statutory audits. This category also includes fees billed for the audits of the Power & RF segment’s annual financial statements in connection with its proposed initial public offering and included in a registration statement on Form S-1.
Audit-Related Fees. This category includes fees billed in the fiscal year shown for assurance and related services that are reasonably related to the performance of the audits and reviews of the Company’s financial statements and are not reported under the category “Audit Fees.”
Tax Fees. This category includes fees billed in the fiscal year shown for professional services for tax compliance, tax planning, transfer pricing documentation assistance and tax advice.
All Other Fees. This category includes fees billed in the fiscal year shown for online research tool access.
All audit and permissible non-audit services provided by the Company’s independent auditors, as well as the fees for such services, must be pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decisions are reported to the full Audit Committee at its next scheduled meeting. The Committee has delegated such authority to the Committee’s chairman. Any pre-approval is generally for the current fiscal year, and any pre-approval is detailed as to the particular service or category of services. All audit and non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2015 and fiscal 2014 since their appointment as the Company’s independent auditor on November 25, 2013 were approved by or on behalf of the Company’s Audit Committee.

PROPOSAL NO. 3—ADVISORY (NONBINDING) VOTE
TO APPROVE EXECUTIVE COMPENSATION
As discussed in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program is designed to enhance shareholder value by providing compensation packages that enable the Company to attract and retain talented executives, align the interests of the Company’s executives with the long-term interests of shareholders and motivate executives to achieve the Company’s business goals and objectives. We believe that our compensation policies and procedures reward executive officers for both their performance and the Company’s performance and that such compensation policies and procedures create incentives for the Company’s executive officers that are strongly aligned with the long-term interests of shareholders.
As required by Section 14A of the Exchange Act, we are providing shareholders with an advisory (nonbinding) vote to approve the compensation of the Company’s named executive officers as described in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, is designed to give you as a shareholder the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Company’s proxy statement for the 2015 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”
When you cast your vote, we urge you to consider the description of the Company’s executive compensation program contained in the Compensation Discussion and Analysis section of this proxy statement and the accompanying tables and narrative disclosure, as well as the following factors:

•
Aggressive financial targets for performance-based incentive compensation. The Committee established challenging annual financial targets for the fiscal 2015 performance-based cash incentive programs that applied to all of Cree’s named executive officers as well as the PSUs for fiscal 2015, and the CEO similarly established challenging quarterly financial and individual targets under the MICP in which all of the named executive officers serving for the full fiscal year other than the CEO participated. Because Cree did not achieve its annual financial targets, the CEO and the other named executive officers received none of the targeted annual cash incentive compensation under the LTIP and none of the PSUs for fiscal 2015 vested.

•
Proportion of performance-based pay. Approximately 88% of the CEO’s target total direct compensation for fiscal 2015 was comprised of variable performance-based pay in the form of short-term cash incentives and long-term equity awards. On average, approximately 81% of the other named executive officers’ target total direct compensation for fiscal 2015 was comprised of these components, except for Mr. Plastina, who received no performance-based pay for services as an executive officer in fiscal 2015. As a result, compensation actually received by the named executive officers for fiscal 2015 was much lower than fiscal 2014.

•
No raises for executive team for fiscal 2016. In light of the Company’s financial results for fiscal 2015, the Committee determined that none of the named executive officers would receive an annual merit increase in base salary for fiscal 2016.

Because your vote is advisory, it will not be binding upon the Board of Directors, will not overrule any decision by the Board of Directors and will not create or imply any additional fiduciary duties on the Board of Directors or any member thereof. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors recommends
shareholders vote FOR Proposal No. 3.

OTHER MATTERS
Other Business
Other than the election of the nine directors listed in this proxy statement, ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 26, 2016 and the advisory (nonbinding) vote to approve executive compensation, as described in this proxy statement, the Board of Directors presently knows of no other business to be conducted at the 2015 Annual Meeting of Shareholders. Under the Company’s Bylaws, any shareholder desiring to present a proposal for consideration at the meeting, including any director nomination, was required to give the Company written notice of the proposal in accordance with the Bylaws by July 30, 2015. No timely notices meeting the Bylaw requirements have been received. Should any other business properly come before the meeting, the persons named in the accompanying form of proxy may vote the shares represented by the proxy in their discretion, except that under the rules of the Securities and Exchange Commission the accompanying proxy cannot be voted for more than nine nominees.
2016 Annual Meeting of Shareholders
Pursuant to the rules of the Securities and Exchange Commission, shareholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2016 must be received by the Company not later than May 17, 2016, and must comply with the Commission’s rules in other respects.
Other shareholder proposals to be presented at the annual meeting in 2016, including director nominations, must comply with the notice requirements of the Company’s Bylaws and be delivered to the Company not later than July 29, 2016, nor earlier than June 29, 2016. Any such proposals should be sent via means that afford proof of delivery to the Secretary at the Company’s principal executive offices.
Procedures for Director Nominations
Under the charter of the Governance and Nominations Committee, the Committee is responsible for identifying from a wide field of candidates, including women and minority candidates, and recommending that the Board of Directors select qualified candidates for membership on the Board of Directors. In identifying candidates, the Committee takes into account such factors as it considers appropriate, which may include the factors listed on page 6. The Committee is also authorized to develop additional policies regarding Board size, composition and member qualification. The Governance and Nominations Committee annually reviews its charter and recommends changes to the Board of Directors for approval.
The Governance and Nominations Committee is responsible for evaluating suggestions concerning possible candidates for election to the Board of Directors submitted to the Company, including those submitted by Board members (including self-nominations) and shareholders. All candidates, including those submitted by shareholders, will be evaluated by the Committee on the same basis as other candidates using the Board of Directors membership criteria described above and in accordance with applicable procedures. The Governance and Nominations Committee annually considers the size, composition and needs of the Board of Directors in light of the criteria listed on page 6, and accordingly considers and recommends candidates for membership on the Board of Directors based on these criteria. Once candidates have been identified, the Committee will determine whether such candidates meet the minimum qualifications for director nominees.
Any shareholder desiring to present a nomination for consideration by the Governance and Nominations Committee prior to the 2016 Annual Meeting must do so in accordance with the Company’s Bylaws. See “2016 Annual Meeting of Shareholders” above.
Shareholder Communications with Directors
The Board of Directors, as a matter of policy, desires to facilitate communications between shareholders and directors to assist the Board of Directors in fulfilling its responsibilities to all shareholders. To that end the Board of Directors has established a process for use by shareholders who desire to bring matters to the Board’s attention. The process is intended to provide shareholders one means of communicating with directors and is not intended to be exclusive.

Any shareholder who desires to send a communication to members of the Board of Directors may submit it either by e-mail addressed to Corporate_Secretary@Cree.com or by mail addressed to the attention of the Corporate Secretary at Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703. All such communications should include the number of shares beneficially owned by the person submitting the communication and his or her mailing address, telephone number and e-mail address, if any. All communications properly submitted under these procedures, except those deemed inappropriate as noted below, will be delivered to all members of the Board of Directors periodically, generally in advance of each regularly scheduled Board of Directors meeting. The Board of Directors has directed that the Secretary not forward communications which (1) are not reasonably related to the business of the Company; (2) concern individual grievances or other interests that are personal to the shareholder submitting the communication and that cannot reasonably be construed to present a matter of concern to shareholders generally; or (3) under community standards, contain offensive, scurrilous or abusive content or that advocate engaging in illegal activities. If the Secretary, in his or her judgment, deems a communication inappropriate under the foregoing criteria, it will be returned to the person who submitted it together with a brief explanation of the reason why it has been deemed inappropriate for delivery.
Costs of Soliciting Proxies
The Company will bear the cost of this solicitation, including the preparation, printing and mailing of the proxy statement, proxy card and any additional soliciting materials sent by the Company to shareholders. The Company’s directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The Company has engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and to provide related advice and informational support for a fee of $10,000 plus an allowance for the reimbursement of customary disbursements. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.
Availability of Report on Form 10-K
A copy of the Company’s report on Form 10-K for the fiscal year ended June 28, 2015 (without exhibits), including financial statements, will be furnished without charge to any shareholder whose proxy is solicited hereby upon written request directed to: Director, Investor Relations, Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703.
Shareholders Sharing the Same Last Name and Address
Only one Notice or Annual Report and proxy statement, as applicable, may be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the Notice or Annual Report and proxy statement, as applicable, to a shareholder at a shared address to which a single copy was delivered. Requests for additional copies should be directed to the Corporate Secretary by e-mail addressed to Corporate_Secretary@Cree.com, by mail addressed to the attention of the Corporate Secretary at Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703 or by telephone at (919) 407-5300. Shareholders sharing an address and currently receiving a single copy may contact the Corporate Secretary as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting the Corporate Secretary as described above.
Principal Executive Offices and Annual Meeting Location
The Company’s principal executive offices are located at 4600 Silicon Drive, Durham, North Carolina 27703, and the main telephone number at that location is (919) 407-5300. The 2015 Annual Meeting of Shareholders will be held at Bay 7, on the American Tobacco Campus at 318 Blackwell Street, Durham, North Carolina 27701, on Tuesday, October 27, 2015, at 10:00 a.m. local time. Requests for directions to the meeting location may be directed to: Director, Investor Relations, Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703.
Dated: September 8, 2015

APPENDIX A

RADFORD GLOBAL TECHNOLOGY SURVEY
PUBLIC HIGH TECHNOLOGY COMPANIES WITH $1B TO $3B IN ANNUAL REVENUE

1	ACXIOM	40	JDS UNIPHASE
2	AKAMAI TECHNOLOGIES	41	KLA-TENCOR
3	ALLSCRIPTS	42	LAM RESEARCH
4	ALTERA	43	LOGITECH
5	AMERICAN TOWER	44	LSI
6	ANALOG DEVICES	45	MENTOR GRAPHICS
7	AOL	46	MICROCHIP TECHNOLOGY
8	ARRIS GROUP	47	MICROSEMI
9	ASM INTERNATIONAL	48	MOODY’S
10	ATMEL	49	NATIONAL INSTRUMENTS
11	AUTODESK	50	NETGEAR
12	AVAGO TECHNOLOGIES	51	NUANCE COMMUNICATIONS
13	BELDEN	52	OMNIVISION TECHNOLOGIES
14	BENCHMARK ELECTRONICS	53	ON SEMICONDUCTOR
15	BMC SOFTWARE	54	ORBITAL SCIENCES
16	BROCADE COMMUNICATIONS	55	OUTERWALL
17	CADENCE DESIGN SYSTEMS	56	PLEXUS
18	CAMBRIDGE SILICON RADIO	57	POLYCOM
19	CERNER	58	PTC-PARAMETRIC TECHNOLOGY
20	CIENA	59	RACKSPACE HOSTING
21	CITRIX SYSTEMS	60	RED HAT
22	CONVERGYS	61	SKYWORKS SOLUTIONS
23	CORELOGIC	62	SUN EDISON
24	CUBIC CORPORATION	63	SUPER MICRO COMPUTER
25	CURTISS WRIGHT CORPORATION	64	SYNOPSYS
26	DIEBOLD	65	TAKE-TWO INTERACTIVE SOFTWARE
27	DST SYSTEMS	66	TERADATA
28	EARTHLINK	67	TERADYNE
29	EQUINIX	68	TIBCO SOFTWARE
30	ESTERLINE TECHNOLOGIES	69	TRIMBLE NAVIGATION
31	F5 NETWORKS	70	TSYS
32	FAIRCHILD SEMICONDUCTOR	71	TW TELECOM
33	FLIR SYSTEMS	72	VERIFONE
34	GLU MOBILE	73	VIASAT
35	GROUPON	74	VISTAPRINT
36	IMMARSAT GLOBAL LTD	75	WEST
37	INTERNATIONAL GAME TECH	76	XILINX
38	ITRON	77	ZYNGA GAME NETWORK
39	JACK HENRY AND ASSOCIATES

A-1

CREE, INC. 4600 SILICON DRIVE DURHAM, NC 27703
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CREE, INC. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M96006-P69040	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CREE, INC. The Board of Directors recommends that you vote FOR the following: Vote on Directors				For All	Withhold All	For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF DIRECTORS Nominees: 01) Charles M. Swoboda 02) Clyde R. Hosein 03) Robert A. Ingram 04) C. Howard Nye 05) Franco Plastina	06) John B. Replogle 07) Robert L. Tillman 08) Thomas H. Werner 09) Anne C. Whitaker			☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:
Vote on Proposals

2. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 26, 2016.
							For ☐	Against ☐	Abstain ☐
3. ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION.							☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3.   If any other matters properly come before the meeting or any adjournments thereof, the person named in this proxy will vote in their discretion, all as more specifically set forth in the Notice of Annual Meeting and Proxy Statement dated September 8, 2015, receipt of which is hereby acknowledged.

For address changes, please check this box and write the changes on the back where indicated.			☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
Please sign your name exactly as it appears on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M96007-P69040

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS OCTOBER 27, 2015

The undersigned hereby appoints Charles M. Swoboda and Bradley D. Kohn, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of Cree, Inc. that the undersigned is entitled to vote at the 2015 Annual Meeting of Shareholders of Cree, Inc. to be held at Bay 7, on the American Tobacco Campus at 318 Blackwell Street, Durham, North Carolina 27701, on Tuesday, October 27, 2015 at 10:00 a.m. local time, and any and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE